Exhibit 2.5

PARTICIPATION AND DEVELOPMENT AGREEMENT

BY AND BETWEEN
EP ENERGY E&P COMPANY, L.P.
and
WOLFCAMP DRILLCO OPERATING L.P.
dated
January 24, 2017

i

LIST OF APPENDICES, EXHIBITS AND SCHEDULES
Appendices
Appendix I    ―    Definitions
Exhibits
Exhibit A    ―    Well Locations
Exhibit B    ―    Leases
Exhibit C    ―    Development Area Boxes
Exhibit D    ―    First Tranche Drilling Program
Exhibit E    ―    Insurance
Exhibit F    ―    Form of EP/Apollo JOA
Exhibit G    ―    [Reserved]
Exhibit H    ―    First Tranche Tax Partnership Agreement
Exhibit I    ―    Form of Assignment
Exhibit J    ―    Form of Memorandum
Exhibit K    ―    Services
Exhibit L    ―    [Reserved]
Exhibit M    ―    Representative AFE
Exhibit N    ―    Well Log (University Salt Draw 41 02FH Well)

Schedules
Schedule 1        ―    Initial Wells
Schedule 3.2        ―    Reports
Schedule 11.1(d)    ―    Consents and MUI Provisions
Schedule 11.1(g)    ―    Litigation
Schedule 11.1(h)    ―    Material Contracts
Schedule 11.1(h)(ii)    ―    Material Contracts Defaults
Schedule 11.1(i)    ―    No Violation of Laws
Schedule 11.1(j)    ―    Preferential Purchase Rights
Schedule 11.1(t)    ―    Payout Status

PARTICIPATION AND DEVELOPMENT AGREEMENT
THIS PARTICIPATION AND DEVELOPMENT AGREEMENT (the “Agreement”) is made this 24th day of January, 2017 (the “Execution Date”), by and between EP Energy E&P Company, L.P., a Delaware limited partnership (“EP Energy”), and Wolfcamp DrillCo Operating L.P., a Delaware limited partnership (“Partner”). EP Energy and Partner are sometimes referred to herein together as the “Parties”, and individually as a “Party”.
RECITALS
EP Energy and Partner desire to participate in the funding, exploration, development and operation of the Development Interests (as defined below), and in connection therewith EP Energy will transfer to Partner, and Partner will acquire from EP Energy, the Conveyed Interests (as defined below) pursuant to the terms and conditions hereof; and
The Parties desire to set forth their agreements regarding the funding, exploration, development and operation of the Development Interests in this Agreement.
NOW THEREFORE, in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. Capitalized terms used herein and not otherwise defined will have the meanings given such terms in Appendix I.
Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” will be deemed references to United States dollars. Unless expressly provided to the contrary, the word “or” is not exclusive. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, in each case unless the context otherwise requires. References to any Law or agreement will mean such Law or agreement as it may be amended from time to time. References to any date will mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period will be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

Article II
TITLE AND ENVIRONMENTAL MATTERS; FARMOUT WELL; ASSIGNMENT; REVERSION
Section 2.1    Certain Title and Environmental Matters.
(a)    Within five (5) days following receipt, but in any event not later than thirty (30) days prior to the spudding of the applicable Farmout Well (other than the Initial Wells) or Elected Option Well, EP Energy will obtain and deliver to Partner a drill site title opinion for such Farmout Well or Elected Option Well and Partner will have such title examination and approval rights as set forth in Article IV.A. of the EP/Apollo JOA. Such rights will be Partner’s sole and exclusive remedy with respect to title of any Farmout Wells (other than the Initial Wells) or Elected Option Wells (other than Partner’s right to exclude Farmout Wells from the Proposed Second Tranche Drilling Program pursuant to Section 4.2(c) and any claim validly asserted with respect to the special warranty set forth herein or in any of the Assignments or the breach by EP Energy or its Affiliates of this Section 2.1(a) or any of its representations in Section 11.1(d), Section 11.1(g), Section 11.1(h), Section 11.1(j), Section 11.1(l), Section 11.1(o), Section 11.1(p) or Section 11.1(t)). Partner acknowledges that it has completed its title review of the Initial Wells and agrees that it will not assert and hereby waives any and all title claims with respect to the Initial Wells (other than any claim validly asserted with respect to the special warranty set forth herein or in the Assignment or the breach by EP Energy or its Affiliates of this Section 2.1(a) or any of its representations in Section 11.1(d), Section 11.1(g), Section 11.1(h), Section 11.1(j), Section 11.1(l), Section 11.1(o), Section 11.1(p) or Section 11.1(t)).
(b)    The Parties agree and acknowledge that:
(i)    Any Environmental Condition in respect of the Development Interests or Leases relating to or arising from (A) any operations or activities conducted in connection with an Approved Drilling Program or any Elected Option Well or (B) any other operation or activity (in each case with respect to subsection (A) and (B), in which both Parties are participating, or obligated to participate, in) will, subject to Partner’s rights with respect to a breach by EP Energy or its Affiliates of Section 3.1(d) (solely to the extent not subject to the limitation of liability under Section 3.3) or its representations in Section 11.1(n) solely with respect to Environmental Conditions that existed prior to the commencement of any Development Operation, be borne by the Parties in accordance with their respective Working Interest share.
(ii)    Any Environmental Condition in respect of the Development Interests or Leases relating to or arising from any operation, condition or activity in which EP Energy participates and in which Partner does not participate (or is not obligated to participate) in, including pursuant to the terms of this Agreement, will be borne solely by EP Energy.

(iii)    Any Environmental Condition in respect of the Development Interests or Leases relating to or arising from any operation, condition or activity by EP Energy prior to the Execution Date (other than any Environmental Condition that is the subject of Section 2.1(b)(i)) will be borne solely by EP Energy (together with the Environmental Conditions described in Section 2.1(b)(ii), the “Retained Environmental Conditions”).
(c)    Environmental Diligence.
(i)    From and after submission by EP Energy to Partner of the Proposed Second Tranche Drilling Program in accordance with Section 4.2 and up to and including the 45th day after Partner’s receipt of the Proposed Second Tranche Drilling Program, but subject to the other provisions of this Section 2.1(c) and subject to any applicable confidentiality restrictions and other contractual or legal restrictions (each of which EP Energy shall use its commercially reasonable efforts to procure waivers from the holders thereof; provided that EP Energy shall not be obligated to pay the holders thereof any monies to obtain such waiver), EP Energy shall permit Partner and its authorized representatives (“Partner’s Representatives”) reasonable access, during normal business hours, to the Well Locations included in the Proposed Second Tranche Drilling Program to the extent necessary to conduct an environmental assessment. Any conclusions made from any examination done by Partner or any Partner’s Representative shall result from Partner’s own independent review and judgment. Partner’s inspection right with respect to the Environmental Condition of the applicable Well Locations shall be limited to undertaking a Phase I Environmental Site Assessment of the applicable Well Locations conducted by Environmental Resources Management, TRC Environmental Corporation or another reputable environmental consulting or engineering firm approved in advance in writing by EP Energy (such approval not to be unreasonably withheld, conditioned or delayed). The inspection undertaken by the designated environmental consulting or engineering firm may include only visual inspections and record reviews relating to the applicable Well Locations. In conducting such inspection, Partner shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or naturally occurring radioactive materials). EP Energy or EP Energy’s designee shall have the right to be present during any stage of the assessment. Partner shall give EP Energy reasonable prior written notice before gaining physical access to any of the applicable Well Locations, and EP Energy or its designee shall have the right but not the obligation to accompany Partner and Partner’s Representatives whenever Partner or Partner’s Representatives gain physical access to any applicable Well Locations.
(ii)    Partner shall coordinate its access rights, environmental property assessments and physical inspections of the applicable Well Locations with EP Energy and all applicable Third Parties, as applicable, to minimize any inconvenience to or interruption of the conduct of business by EP Energy or any such Third Party. Partner shall abide by EP Energy’s safety rules, regulations and operating policies (to the extent provided to Partner in writing and in advance of any environmental assessment conducted by or on behalf of Partner) while conducting its environmental assessment of the applicable Well Locations. Partner hereby indemnifies, defends, and holds harmless each EP Energy Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Partner or any of Partner’s Representatives with respect to the applicable Well Locations, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY EP ENERGY INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES (A) TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY EP ENERGY INDEMNIFIED PARTY, OR (B) ARISING FROM EXISTING ADVERSE ENVIRONMENTAL CONDITIONS THAT MAY BE DISCOVERED BY PARTNER BUT THAT ARE NOT ADVERSELY AFFECTED BY PARTNER’S ACTIVITIES.
(iii)    Partner acknowledges that any entry into EP Energy’s offices or onto the applicable Well Locations shall be at Partner’s sole risk, cost and expense, and, subject to the terms hereof, that none of the EP Energy Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Partner or any of Partner’s Representatives pursuant to this Agreement, except to the extent actually resulting from (A) the gross negligence or willful misconduct of any EP Energy Indemnified Party or (B) existing adverse environmental conditions that may be discovered by Partner but that are not adversely affected by Partner’s activities. Partner hereby fully waives and releases any and all Liabilities against all of the EP Energy Indemnified Parties for any injury, death, loss or damage to any of Partner’s Representatives or their property in connection with Partner’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY EP ENERGY INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES (A) TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY EP ENERGY INDEMNIFIED PARTY, OR (B) ARISING FROM EXISTING ADVERSE ENVIRONMENTAL CONDITIONS THAT MAY BE DISCOVERED BY PARTNER BUT THAT ARE NOT ADVERSELY AFFECTED BY PARTNER’S ACTIVITIES.
(iv)    Partner agrees to promptly provide EP Energy, but in no event less than five days after receipt or creation thereof by Partner or any of Partner’s

Representatives (including Partner’s environmental consulting or engineering firm), copies of all final environmental reports prepared by Partner or any of Partner’s Representatives, which contain data collected or generated from Partner’s or any of Partner’s Representatives’ due diligence with respect to the applicable Well Locations. EP Energy shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the applicable Well Locations or to the accuracy of said documents or the information contained therein. Neither Partner nor Partner’s Representatives shall be deemed by its or their delivery of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the applicable Well Locations or to the accuracy of said documents or the information contained therein.
(v)    Upon completion of Partner’s environmental assessment, to the extent actually caused by the actions of Partner or any of Partner’s Representatives, Partner shall at its sole cost and expense and without any cost or expense to EP Energy or any of its Affiliates (i) repair all damages done to any applicable Well Location in connection with Partner’s or any of Partner’s Representatives’ environmental assessment (including due diligence conducted by Partner’s environmental consulting or engineering firm), (ii) restore the applicable Well Locations to the approximate same condition as, or better condition than, they were prior to commencement of any such environmental assessment, and (iii) remove all equipment, tools or other property brought onto the applicable Well Locations in connection with such environmental assessment. Any surface disturbance to the applicable Well Locations (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Partner. For avoidance of doubt, to the extent that Partner’s inspection of the applicable Well Locations is limited to a visual inspection in accordance with Section 2.1(c)(i), then any repair or restoration work as set forth above shall be limited to repair, restoration or correction associated with any surface damage or disturbance caused by Partner or the Partner Representatives in connection with such diligence.
(d)    Partner may elect by written notice to EP Energy within 10 days of Partner’s receipt of the initial AFE for a Farmout Well or Elected Option Well (as applicable) to withdraw from participation in such Farmout Well or Elected Option Well (as applicable) in the event that a MAE Event is then occurring. EP Energy shall provide Partner written notice promptly (but in any event within five Business Days) of the occurrence of any MAE Event.
Section 2.2    Farmout Wells. The Wells drilled, or to be drilled, on Well Locations included in an Approved Drilling Program and limited to the Target Bench for such Wells as set forth in the applicable Approved Drilling Program, including the Initial Wells, are hereinafter referred to collectively as, the “Farmout Wells” and each, individually, a “Farmout Well”.

Section 2.3    Assignment. Partner shall, for all purposes, be deemed to have received the right to own the Conveyed Interest upon the First Funding Date with respect to such Farmout Well or Elected Option Well (as applicable). Subject to the terms and conditions of this Agreement (including Section 2.5), so long as Partner is not a Defaulting Party (for the avoidance of doubt, EP Energy shall only be permitted to withhold Assignments owed to Partner hereunder during the Default Period and EP Energy shall promptly deliver any Assignments earned by Partner upon the expiration of the Default Period), EP Energy will execute and deliver to Partner an Assignment (with special warranty of title by, through or under EP Energy and its Affiliates, but not otherwise) conveying to Partner the Initial Partner Working Interest Share with respect to such Farmout Well or the Residual Partner Working Interest Share with respect to such Elected Option Well (as applicable) in (a) the wellbore of any such Well limited to the applicable Target Bench; (b) any associated right, title and interest in and to the oil and gas leases described on the attached Exhibit B (as such exhibit may be amended from time to time pursuant to Section 2.8) (all such oil and gas leases, together with any lands pooled or unitized therewith, the “Leases”), insofar and only insofar as said Leases are necessary to own, operate, maintain and/or produce such Farmout Well or Elected Option Well (as applicable) and limited to the applicable Target Bench and associated Wellhead Equipment (including rights of ingress and egress to and from the applicable Well and associated Wellhead Equipment, each (if any) as set forth within such Leases), excepting all other right, title and interest in the Leases and (c) all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, known or unknown, located within the wellbore of such Farmout Well or Elected Option Well (as applicable) and outside of such wellbore up to and including the wellhead allocation meter for such Farmout Well or Elected Option Well (the “Wellhead Equipment”) (such interest conveyed for each Farmout Well or Elected Option Well as described above and more particularly in the applicable Assignment, the “Conveyed Interest” and, collectively with respect to all such Farmout Wells and/or Elected Option Wells, the “Conveyed Interests”); provided, however, that for the avoidance of doubt, Partner will not receive a conveyance of any rights beyond the wellhead allocation meter of any Farmout Well or Elected Option Well (as applicable). From and after the Completion of any Farmout Well or Elected Option Well, to the extent requested by Partner in writing, the Parties shall execute any and all correction Assignments reasonably necessary to more correctly describe any Farmout Well or Elected Option Well covered by any Assignment. Excepting all other right, title and interest in the Leases and any associated Wellhead Equipment, the entirety of EP Energy’s and its Affiliates’ right, title and interest in each such Farmout Well or Elected Option Well (as applicable and including any Well Location) and any such associated right, title and interest in and to the Leases, insofar and only insofar as said Leases are necessary to own, operate, maintain and/or produce such Farmout Well, Elected Option Well or Well drilled on such Well Location (as applicable) (in each case, limited to the applicable Target Bench), and any associated Wellhead Equipment (in each case) immediately prior to the Execution Date is hereinafter referred to as a “Development Interest”. The fully executed Assignment for each Farmout Well or Elected Option Well (as applicable) will be delivered to Partner contemporaneously with the First Funding Date for such Well. Notwithstanding anything herein to the contrary, without Partner’s prior written consent, EP Energy shall not establish or amend any pools or units with respect to any Well Location that would cause a decrease in the Net Revenue Interest (without a corresponding decrease in the Working Interest) or increase in the Working Interest (without a corresponding increase in the Net Revenue Interest) of EP Energy with respect to any Well Location set forth in Exhibit A.

Section 2.4    Mortgage and Lien Releases. (a) At least 90 days prior to the spud of any Elected Option Well or (b) with respect to the Farmout Wells, on or prior to the Execution Date (or with respect to the Specified Well, within five Business Days of the Execution Date), with respect to the Well Locations, Farmout Wells or Elected Option Wells (as applicable) identified in the First Tranche Drilling Program, EP Energy will deliver to Partner recordable lien releases (in forms reasonably acceptable to Partner) executed by the applicable holders of any then-existing indebtedness of EP Energy or any of its Affiliates that encumbers the Conveyed Interests (such debt, as the same may be modified, amended or supplemented in the future, “Existing Secured Debt”) pursuant to which such holders release the liens covering the Conveyed Interests that secure such Existing Secured Debt, and have the holders of Existing Secured Debt agree to execute recordable lien releases in the future releasing any liens covering any Conveyed Interests assigned (or to be assigned) to Partner as provided herein that secure such Existing Secured Debt, including all liens securing the Existing Secured Debt that cover any Well Locations or Farmout Wells in the Second Tranche Drilling Program, if applicable, (which lien release shall be deliverable prior to the spud of the first Farmout Well included in the Second Tranche Drilling Program). Within 5 Business Days following delivery by such holders of the applicable lien releases, EP Energy will record such lien releases provided to Partner in the preceding sentence in the applicable county recording office(s) and deliver a file-stamped copy to Partner upon receipt by EP Energy. Notwithstanding anything to the contrary herein, until the applicable lien releases for the Specified Well as required by this Section 2.4 has been delivered by EP Energy to Partner, Partner shall not be required to make any payment with respect to the Specified Well pursuant to Section 5.2 and EP Energy shall not be required to assign the Specified Well pursuant to Section 2.3.
Section 2.5    Reversion.
(a)    With respect to each Conveyed Interest in a Well Group, at and upon the Partner Working Interest Reduction Point for all of the Wells included in such Well Group, such Conveyed Interest will automatically be reduced to the Residual Partner Working Interest Share (effective as of the Partner Working Interest Reduction Point) in such Wells and the remaining portion of such Conveyed Interest in such Wells will be automatically reverted to EP Energy (with such occurrence referred to herein as, “Reversion”); provided that, for the avoidance of doubt, Partner’s Working Interest will not be reduced or bear the impact of any after payout reduction in Working Interests arising from that certain letter agreement, dated August 17, 2007 (the “Lone Star Letter Agreement”), by and between Lone Star Production Company and Stonegate Production Company, LLC, as amended, or any other similar “payout” interests, in each case, existing as of the Execution Date.
(b)    Upon the Partner Working Interest Reduction Point for the Wells included in a Well Group, Partner agrees to take all actions reasonably requested by EP Energy to reflect the occurrence of Reversion, including (i) executing, acknowledging and delivering an acknowledgement reflecting that the Partner Working Interest Reduction Point for such Wells has occurred and that the applicable Conveyed Interest has been reduced to the Residual Partner Working Interest Share (effective as of the date of Reversion) and providing a special warranty by, through or under Partner and its Affiliates but not otherwise as to the interest reverted to EP Energy (being an undivided interest in the applicable Conveyed

Interest equal to the difference between the Initial Partner Working Interest Share and the Residual Partner Working Interest Share) to be filed of record in the counties in which such Wells are located and (ii) executing and delivering letters-in-lieu, revised division orders and any other documents or instruments reasonably requested by EP Energy to document such event. If Partner fails to execute and deliver any document described in the preceding sentence within 10 Business Days of EP Energy’s written request and such Partner Working Interest Reduction Point has occurred (as agreed by the Parties or finally determined pursuant to Section 2.6(b)) subject to Section 2.7(a), EP Energy is hereby authorized to (A) execute, notarize and file of record an acknowledgement (which will be effective without the need for execution thereof by Partner), acknowledging that the Partner Working Interest Reduction Point has occurred and that the applicable Conveyed Interest has been reduced to the Residual Partner Working Interest Share (effective as of the date of Reversion) and (B) execute and deliver, on behalf of Partner, to applicable Third Parties letters-in-lieu, revised division orders and any other documents or instruments to document such event. For the avoidance of doubt, the reduction of each Conveyed Interest to the Residual Partner Working Interest Share will be effective upon the occurrence of the Partner Working Interest Reduction Point for the Wells included in the applicable Well Group and will not be conditioned upon or dependent on the execution or filing of any of the documents described in this Section 2.5(b) or any other documentation.
Section 2.6    IRR Calculation.
(a)    EP Energy will calculate the IRR on a Well Group basis. Upon the occurrence of the applicable Partner Working Interest Reduction Point for the Wells in any Well Group, EP Energy will deliver to Partner a statement (a “Final IRR Statement”) prepared by EP Energy showing the date the Partner Working Interest Reduction Point for such Wells in such Well Group occurred. Such Final IRR Statement will be accompanied by reasonable supporting documentation with respect to EP Energy’s calculation. As soon as practicable, and in any event within 30 days after receipt of such Final IRR Statement, Partner will deliver to EP Energy a written report containing any proposed changes to the calculation of the IRR in such Final IRR Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes with respect to such Final IRR Statement not so specified in such Dispute Notice will be deemed waived and EP Energy’s determinations with respect to all such elements of the calculation of the IRR in such Final IRR Statement that are not addressed specifically in such Dispute Notice will prevail. If Partner fails to timely deliver a Dispute Notice to EP Energy containing changes Partner proposes to be made to a Final IRR Statement, then such Final IRR Statement as delivered by EP Energy and the date that the applicable Partner Working Interest Reduction Point occurred set forth therein will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration.
(b)    If EP Energy and Partner are unable to resolve the matters addressed in any Dispute Notice within 30 days after the delivery of such Dispute Notice, then either EP Energy or Partner may request that the Houston office of Deloitte Touche Tohmatsu Limited or such other Person as the Parties may mutually select (such person as selected pursuant to the foregoing or selected pursuant to the proviso to this sentence, the “Accounting Arbitrator”) to decide such matters set forth in such Dispute Notice; provided that if Deloitte Touche Tohmatsu Limited or any other Person selected by the Parties refuses to serve or if the Parties are unable to agree on any other Person to serve as Accounting Arbitrator, then the Houston office of the American Arbitration Association shall appoint the Accounting Arbitrator. Each of EP Energy and Partner will, within 10 Business Days after the agreement by the Accounting Arbitrator to serve, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to, together with the Dispute Notice, the Final IRR Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator will render a decision choosing either EP Energy’s position or Partner’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above, and in accordance with this Agreement. Any decision rendered by the Accounting Arbitrator pursuant to this Section 2.6(b) with respect to a Final IRR Statement will be final, conclusive and binding on EP Energy and Partner and will be enforceable against the Parties in any court of competent jurisdiction. The costs and expenses of the Accounting Arbitrator will be borne one-half by Partner and one-half by EP Energy. For the avoidance of doubt, Partner will continue to be paid proceeds for its Entitlement with respect to such Well Group based on the Initial Partner Working Interest Share until the Parties agree on the date such Partner Working Interest Reduction Point occurred or such date is finally determined pursuant to this Section 2.6. Upon final determination of the date of Reversion, Partner will reimburse EP Energy for any additional proceeds received in excess of its Working Interest share of proceeds (if any) and, without duplication, EP Energy shall be entitled to immediately set off such amount owed by Partner against any other proceeds that may be due to Partner (other than any proceeds attributable to Partner Production produced after the date of a Permitted Pledge Transfer with respect to Farmout Wells or Elected Option Wells (as applicable) included in such Permitted Pledge Transfer) and if such amount owed by Partner is set off against proceeds due to Partner with respect to any other Well Group, such proceeds shall be deemed to have been received by Partner as of the date of the set-off for the purpose of the IRR calculation with respect to such other Well Group.
Section 2.7    Power of Attorney.
(a)    In furtherance of Section 2.5(b), if and only if Partner fails to timely execute, acknowledge and deliver the acknowledgement or any other instrument required to be executed, acknowledged and delivered pursuant to Section 2.5(b) within 10 Business Days of EP Energy’s written request (and, for the avoidance of doubt, such Partner Working Interest Reduction Point has occurred (as agreed by the Parties or finally determined pursuant to Section 2.6(b))), Partner makes, constitutes, and appoints any officer of EP Energy, in such capacity, as its true and lawful attorney-in-fact for Partner and in its name, place, and stead and for its limited use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any instrument described in Section 2.5(b) that is deemed necessary by EP Energy in its reasonable discretion to document the Reversion. Partner gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with documenting the Reversion as fully as Partner might or could do personally, and ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the limited power of attorney expressly granted hereby. The limited power of attorney expressly granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the insolvency, bankruptcy, dissolution or cessation of existence of Partner.
(b)    In furtherance of Section 2.3, if and only if EP Energy fails to timely execute, acknowledge and deliver any Assignment required to be executed, acknowledged and delivered pursuant to Section 2.3 within 10 Business Days of Partner’s written request (and, for the avoidance of doubt, such Partner is not a Defaulting Party and such assignment is required under Section 2.3), EP Energy makes, constitutes, and appoints any officer of Partner, in such capacity, as its true and lawful attorney-in-fact for EP Energy and in its name, place, and stead and for its limited use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record the Assignment to document the assignment of the Conveyed Interests. EP Energy gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with documenting the assignment of the Conveyed Interests as fully as EP Energy might or could do personally, and ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the limited power of attorney expressly granted hereby. The limited power of attorney expressly granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the insolvency, bankruptcy, dissolution or cessation of existence of EP Energy.
Section 2.8    Update to Exhibit B. EP Energy may amend Exhibit B from time to time to incorporate any oil and gas leases located within the Development Area Boxes and acquired by EP Energy after the Execution Date. Without limiting the foregoing, prior to the earlier of (a) the date of approval of the Proposed Second Tranche Drilling Program by Partner or (b) the date that is 10 Business Days prior to the Second Tranche Approval Deadline, EP Energy shall amend Exhibit B to incorporate any of EP Energy’s oil and gas leases within the Development Area Boxes (taking into effect any applicable amendment to the description of the Development Area Boxes contained in the Proposed Second Tranche Drilling Program) that have not been added to Exhibit B previously.
Article III
OPERATIONS
Section 3.1    Operator.
(a)    EP Energy is hereby designated and agrees to serve as operator for the Farmout Wells and Elected Option Wells drilled hereunder and under each JOA and agrees not to resign as “operator” hereunder or thereunder, as applicable, without the prior written consent of Partner prior to Reversion for all Farmout Wells and Elected Option Wells drilled hereunder (other than in connection with a permitted Transfer to a Third Party with respect to such Transferred assets). Partner agrees to vote for and otherwise support the nomination and selection of EP Energy as operator under a JOA; in each case, unless EP Energy is removed for cause under a JOA pursuant to the terms thereof.

(b)    EP Energy may only be removed as operator for cause under a JOA pursuant to the relevant provisions of such JOA.
(c)    Subject to Sections 3.1(a) and 3.1(b), as operator and as between the Parties, EP Energy will manage and control all Development Operations with respect to each Well Group or Elected Option Well Group and, during the period prior to the Completion of, and the completion of the installation of the applicable pumping unit (if any, as set forth in the applicable Approved Drilling Program) in, the last Farmout Well or Elected Option Well in such Well Group or Elected Option Well Group, as applicable, will have the sole right on behalf of the Parties to propose and conduct such Development Operations in accordance with this Agreement; provided that, subject to EP Energy’s consent (which consent may be granted or withheld in EP Energy’s sole discretion), Partner may propose additional activities such as workovers, installation of artificial lift and recompletions as permitted by the applicable JOA. Partner hereby authorizes EP Energy on its behalf to, during the period prior to the Completion of, and the completion of the installation of the applicable pumping unit (if any, as set forth in the applicable Approved Drilling Program) in, the last Farmout Well or Elected Option Well in such Well Group or Elected Option Well Group, as applicable, provide such notices, make such elections and take such actions as may reasonably be required under any JOA or any other Associated Agreement consistent with the terms and conditions of this Agreement (including any right of Partner to approve a Development Operation hereunder or thereunder that is part of an Approved Drilling Program with respect to such Well Group or Elected Option Well Group).
(d)    Subject to Section 3.3, EP Energy shall conduct all Development Operations conducted hereunder (or pursuant to any JOA) (i) in material compliance with all applicable Laws, including all Environmental Laws; (ii) pursuant to the terms and conditions of this Agreement and any Associated Agreement applicable to such operations; and (iii) as a reasonable and prudent operator, in a good and workmanlike manner, with due diligence and dispatch, and in accordance with good oilfield practice and in a manner consistent with the standard of performance that EP Energy utilizes in the operation of its oil and gas properties in the Midland Basin (other than Farmout Wells) in the ordinary course of business. Without Partner’s consent, EP Energy shall not drill a Farmout Well or Elected Option Well (A) burdened by an uncured title issue that EP Energy would not typically drill in its ordinary course of business or (B) in which EP Energy has not obtained all material consents, approvals, certificates, licenses, permits and other authorizations of Governmental Authorities required for EP Energy to own, develop, operate or maintain the Farmout Wells or Elected Option Wells (in the case of (B), other than those customarily obtained after drilling in accordance with good oilfield practice and in a manner consistent with the standard of performance that EP Energy utilizes in the operation of its oil and gas properties in the Midland Basin (other than Farmout Wells or Elected Option Wells)).
Section 3.2    Certain Reports.

(a)    During the term of this Agreement, EP Energy will provide to Partner the monthly reports described on Schedule 3.2 no later than the 30th day following the end of each Calendar Month.
(b)    During the term of this Agreement, EP Energy will provide to Partner the quarterly reports described on Schedule 3.2 no later than the 45th day following the end of each Calendar Quarter.
(c)    During the term of this Agreement, EP Energy will provide to Partner no later than the 60th day following the end of each Calendar Year, an annual reserve report (including Aries database) covering the Farmout Wells or Elected Option Wells (in each case, for each Well Group), as applicable, based on five-year forward pricing for “NYMEX Light Sweet Crude Oil (WTI) Futures Contract” and “NYMEX Henry Hub Natural Gas Contract”, which includes (i) calculations supporting EP Energy’s estimation of when Reversion will occur, (ii) reserve information prepared or audited by a Third Party (to the extent such reserve information is prepared as part of EP Energy’s regular reserve auditing process), and (iii) all supporting data and inputs reasonably requested by Partner in order for Partner to adjust the pricing assumptions made by EP Energy.
(d)    EP Energy will, as operator in the conduct of Development Operations:
(i)    maintain written health, safety and environmental (“HSE”) policies, programs and systems covering Development Operations that conform in all material respects with applicable industry standards (as reviewed and updated by EP Energy on a regular basis in accordance with industry standards, the “HSE Program”), a copy of which will be provided to Partner;
(ii)    provide an unaudited reserve report effective as of June 30th covering the Farmout Wells or Elected Option Wells (for each Well Group), with such report prepared in a form and on a basis consistent with the annual reserve report provided in accordance with Section 3.2(c);
(iii)    provide semi-annual Aries database updates, including the inputs associated with the audited and unaudited reserve reports delivered in accordance with Section 3.2(c) and Section 3.2(d)(ii);
(iv)    provide semi-annual reports showing EP Energy’s calculation of the IRR for each Well Group, together with EP Energy’s good faith estimate of when Reversion is expected to occur, including statements that calculate the actual historical cash flow;
(v)    (A) provide copies of written notices received by EP Energy or any of its Affiliates regarding violations or potential violations of, or Liability or potential Liability under, Laws, including any Environmental Laws, related to the Development Operations or Development Interests, in each case, that could reasonably be expected to result in a Liability to Partner in excess of $100,000, and

(B) notify Partner as soon as reasonably practicable upon becoming aware of any incidents or conditions with respect to the Development Operations or Development Interests that could reasonably be expected to present a Liability to Partner in excess of $100,000;
(vi)    promptly notify Partner of EP Energy’s (or any of its Affiliate’s) material default (including any “Default” or “Event of Default” as defined in the applicable agreement) under any credit agreement, bond indenture or similar agreement or any Third Party written claim or suit, in each case, arising from Development Operations received by EP Energy, which claim or suit exceeds (or is reasonably expected to exceed) $100,000, and, upon reasonable request of Partner from time to time shall further provide, in a timely manner, the then-current information regarding the progress and status of any such claims or suits;
(vii)    promptly notify Partner of EP Energy’s (or any of its Affiliate’s) receipt of any written notification from a lessor under any Lease that such lessor intends to terminate such Lease or alleging that EP Energy (or any of its Affiliates) is in material breach of any obligation under such Lease (including any obligation to properly pay royalties thereunder);
(viii)    promptly notify Partner of EP Energy’s (or its Affiliates’) receipt of any written notification that EP Energy (or its Affiliates) is in any material breach of any Material Contract, Marketing Transaction or Development Operations Contract; and
(ix)    maintain the Records, which Partner may review and receive a copy thereof upon reasonable request.
(e)    During the term of this Agreement, within 30 days following the execution of any new Material Contract or Marketing Transaction or any other material contract entered into for the performance of services or provision of equipment, supplies or other materials (including any work orders or confirmations issued under such contracts) (each such material contract, together with any work orders or confirmation issued under such contract, an “MSA”) related to the Development Operations (in each case, a “Development Operations Contract”), except for any contract or information contained therein that cannot be disclosed to Partner as a result of confidentiality obligations to Third Parties (provided that EP Energy shall use commercially reasonable efforts to seek a waiver of such obligations with respect to Partner), EP Energy shall provide Partner an executed copy of such new Development Operations Contract; provided that with respect to any MSA, EP Energy shall only be required to make such MSA available for Partner’s review and copy. Any credit or other saving attributable to the Development Interests for entering into any such Development Operations Contracts shall be shared on a proportionate basis between EP Energy and Partner.
Section 3.3    Liability of Operator. Notwithstanding anything herein to the contrary, but without limiting Partner’s right to indemnification under this Agreement and subject to the last sentence of this Section 3.3, in no event will EP Energy (or any of EP Energy’s Affiliates) serving as operator hereunder or under any JOA or serving as Marketer hereunder have any Liability as operator or Marketer for any Liability sustained or incurred in connection with the conduct of any Development Operation, Marketing Transaction or any breach of any provision regarding the standard of performance of an operator or Marketer insofar as such performance standards relate to the conduct of Development Operations or Marketing Transactions, respectively, EVEN IF SUCH LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF EP ENERGY OR ITS AFFILIATES, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EP ENERGY OR ANY OF ITS AFFILIATES OR ANY EMPLOYEE OF EP ENERGY OR ANY OF ITS AFFILIATES; it being understood by each Party that any such claim, damage, loss or Liability (other than that caused by the gross negligence or willful misconduct of EP Energy or its Affiliates or any employee of EP Energy or any of its Affiliates), will be borne severally by the Parties (including the operator or Marketer) in proportion to their interests in the operations giving rise to such Liability (and if such operations are conducted prior to the execution and delivery of an Assignment with respect to a Well in which Partner has elected (or is deemed to have elected) to participate, Partner will bear its Initial Partner Working Interest Share of such Liability related to such Development Interest). Notwithstanding the foregoing, but subject to Section 3.5(b), EP Energy (and any of EP Energy’s Affiliates) shall not be released from Liability under this Section 3.3 or any JOA arising from a material breach of a financial or administrative obligation under this Agreement; provided that EP Energy’s (or any of its Affiliate’s) failure to timely pay Partner any Partner Monthly Revenues shall be deemed material.
Section 3.4    Joint Operating Agreements.
(a)    Contemporaneously with the execution and delivery of this Agreement, the Parties have executed a joint operating agreement in the form attached hereto as Exhibit F (the “EP/Apollo JOA”) covering all Development Operations; provided, however, that, subject to Section 3.4(c), any Development Interests or Leases (i) in which any Party holds an interest as of the Execution Date and which are subject to an existing operating agreement involving a Third Party (whether the Third Party is a non-operating Working Interest owner or is operator), or (ii) which hereafter become subject to an operating agreement executed by the Parties and one or more Third Parties will, in addition to being subject to and governed by the EP/Apollo JOA be subject to and governed by such agreement (any agreement referred to in clause (i) or (ii), to the extent and only to the extent such agreement applies in respect of the Development Operations, is hereinafter referred to as a “Third Party JOA”).
(b)    As between the Parties, each JOA insofar as it is applicable to the Development Interests associated with an Approved Drilling Program will be subject to the provisions of the Tax Partnership Agreement applicable to such Approved Drilling Program, unless and until the applicability of such provisions to the Development Interests subject to each such JOA terminates in accordance with the terms of such Tax Partnership Agreement.
(c)    In the event of any conflict or inconsistency between the terms of this Agreement and the EP/Apollo JOA, then this Agreement will prevail to the extent of such conflict. In the event any portion of the Development Interests is or becomes governed by a Third Party JOA, the terms of that Third Party JOA will control as between each applicable Third Party and the Parties to this Agreement; provided, however, that the EP/Apollo JOA and this Agreement will apply as between the Parties to the greatest extent practicable. If all of the Third Party Working Interests covered by a Third Party JOA are subsequently acquired by one or more of the Parties or their respective Affiliates, then such Third Party JOA will be superseded and replaced in its entirety by the EP/Apollo JOA (subject to the other terms of this Agreement).
(d)    EP Energy will have the right from time to time to propose that the Parties enter into and amend joint operating agreements, unit agreements, pooling agreements and other similar agreements with Third Parties providing for all or any portion of Development Operations on such terms and conditions as EP Energy, acting as a reasonably prudent operator, determines appropriate. Partner will consider in good faith and promptly respond to such proposals from EP Energy.
(e)    Notwithstanding anything herein to the contrary, but subject to the Reversion, in the event any Third Party to a JOA elects (or is deemed to have elected) to non-consent a Farmout Well or Elected Option Well (or any proposed operation related thereto), each Party shall acquire such Party’s proportionate share (based on each Party’s then-current Working Interest share) of any non-consent interest under the applicable JOA resulting from such Third Party non-consent election, and thereafter the Parties’ respective Working Interests in such Farmout Well or Elected Option Well shall be adjusted accordingly pursuant to the terms of such applicable JOA. EP Energy shall take all necessary action to make such election on Partner’s behalf pursuant to the terms of the applicable JOA.
Section 3.5    Rentals, Shut-in Well Payments and Minimum Royalties.
(a)    EP Energy agrees to pay (i) all rentals, shut-in well payments, minimum royalties, additional bonus payments and any other payments necessary to renew, maintain or extend the Oil and Gas Interests included, or that may be included, in the Development Interests pursuant to the terms hereof (“Renewal Costs”) and (ii) unless and until Partner elects to take in-kind pursuant to Section 3.7(f), excluding the Renewal Costs covered by clause (i) above, all royalties, overriding royalties, production payments and other burdens on production required to be paid to lessors and holders of those burdens attributable to the Oil and Gas Interests included in the Development Interests, provided, however, that notwithstanding the terms of any JOA to the contrary, EP Energy shall make such payments in clause (ii) above on behalf of EP Energy and Partner and will invoice Partner with respect to Partner’s Working Interest share of such amounts in accordance with Section 5.2 and the EP/Apollo JOA or net Partner’s Working Interest share of such amounts from the Partner Monthly Revenue. Notwithstanding anything herein to the contrary, Partner shall not be liable for any Renewal Costs.
(b)    EP Energy will not be liable to Partner for any act or omission pertaining to the performance of its obligations under this Section 3.5 or any loss resulting from such act or omission unless (in each case) such act or omission constitutes gross negligence or willful misconduct by EP Energy or its Affiliates or any employee of EP Energy or any of its Affiliates.
(c)    EP Energy will maintain the Leases as a reasonably prudent operator; provided that EP Energy may determine, in its reasonable discretion, not to renew, maintain or extend any of the Oil and Gas Interests included in the Development Interests, or that may be included in the Development Interests, pursuant to the terms hereof and, in such case, will provide Partner written notice of such decision not less than 30 days prior to the expiration of any such Oil and Gas Interest and afford Partner the opportunity to renew, maintain or extend, as applicable, such Oil and Gas Interest at Partner’s sole option, cost and expense. Should Partner so elect to renew, maintain, or extend such Oil and Gas Interest, as applicable, then, within 10 Business Days of the payment by Partner of any applicable amount required to do so, EP Energy shall Transfer to Partner the entirety of EP Energy’s and its Affiliates’ right, title and interest in and to such Oil and Gas Interest and thereafter such Oil and Gas Interest shall no longer be deemed subject to this Agreement or the EP/Apollo JOA.
Section 3.6    Insurance. Each Party will carry such applicable insurance required pursuant to the EP/Apollo JOA.
Section 3.7    Marketing and Gathering.
(a)    The production of Entitlement from the Farmout Wells and Elected Option Wells (as applicable) will be subject to the terms and conditions set forth in the EP/Apollo JOA.
(b)    Subject to Partner’s rights under Section 3.7(f), EP Energy will act as the marketer of EP Energy Production and Partner Production or will, at its discretion, appoint an Affiliate to do so (provided that EP Energy shall remain primarily liable for such Affiliate’s performance of the obligations set forth in this Section 3.7), which appointment may be revoked by EP Energy at any time (EP Energy or its Affiliate for the period of such appointment, the “Marketer”), and each of EP Energy (on behalf of itself and its Affiliates) and Partner (on behalf of itself and its Affiliates) designates Marketer as the marketer of EP Energy Production and Partner Production, as applicable.
(c)    Subject to the terms of this Agreement (including Partner’s rights under Section 3.7(f) and Partner’s rights, if any, following a breach by EP Energy of Section 3.10) and any fees chargeable under the EP/Apollo JOA, Marketer will have exclusive authority to market and sell EP Energy Production and Partner Production and to enter into sales, transportation, gathering, storage, compression, treatment, processing and any other marketing related agreements, including such agreements with Oil and Gas Interests dedications, term and volume obligations and monetary commitments, on behalf of EP Energy (and its Affiliates) with respect to EP Energy Production and Partner (and its Affiliates) with respect to Partner Production (each such transaction, a “Marketing Transaction”); provided that any Marketing Transaction, (i) with respect to Partner Production, (ii) entered into on or after the Execution Date, and (iii) (A) that cannot be terminated with 90 days’ prior written notice (including any Marketing Transaction that requires the dedication of any portion of Partner Production, but excluding any amendment to a contract of an existing Marketing Transaction that does not (1) obligate Partner to any additional volume commitment, (2) modify the price therein or (3) extend the term of such existing contract) or (B) that requires Partner to provide credit support, will require the prior written consent of Partner, which consent may not be unreasonably withheld, delayed or denied; provided, further, that if Partner fails to respond in writing within 10 Business Days of its receipt of EP Energy’s request for consent (which will be accompanied by such information necessary for Partner to approve such Marketing Transaction), Partner shall be deemed to have consented to such Marketing Transaction. All EP Energy Production and Partner Production will be marketed on the same terms as each other (including Oil and Gas Interests dedications). Marketer shall (x) use commercially reasonable efforts to sell Partner Production for the best available price at the time of entering into the Marketing Transaction, and (y) cause the weighted average price paid to Partner for Partner Production from any Farmout Well or Elected Option Well, as applicable, not to be less than the weighted average price paid to EP Energy (or its Affiliates) for the EP Energy Production from such Farmout Well or Elected Option Well, as applicable, during the same time period.
(d)    Subject to Partner’s rights under Section 3.7(f), Marketer will make all nominations that are required under the terms of any Marketing Transaction entered into pursuant to Section 3.7(c). As requested by Marketer from time to time, each of EP Energy and Partner will reasonably cooperate and coordinate with Marketer in order to permit Marketer to perform under the terms of each Marketing Transaction with respect to EP Energy Production and Partner Production, as applicable.
(e)    Title to the Partner Production will remain in Partner until such time as title to such Partner Production is required to be transferred to the buyer under the terms of the applicable Marketing Transaction. Except for the terms of each Marketing Transaction entered into pursuant to Section 3.7(c), Marketer will not have the right under this Agreement to encumber any Partner Production in any manner.
(f)    With respect to any Well Group or Elected Option Well Group, at any time from and after the Completion of the last Farmout Well or Elected Option Well in such Well Group or Elected Option Well Group, subject to the terms and conditions of the then-existing Marketing Transactions, Partner will have the right at any time (and for a period of at least 12 months unless EP Energy otherwise agrees) to take-in-kind all of the Partner Production from such Well Group (or Elected Option Well Group), and separately market such Hydrocarbons for its own account. Partner’s take-in-kind election with respect to each Well Group and any Elected Option Well Group will be effective as of the time set forth in such written notice, which shall not be less than 30 days after the date of such written notice. At the effective time of such written notice, Marketer’s obligation with respect to the Partner Production for such Well Group or Elected Option Well Group in this Section 3.7 and EP Energy’s obligation with respect to the Partner Production for such Well Group in Section 3.5(b) shall terminate and shall be of no further force and effect for so long as Partner has elected to take the Partner Production in-kind. Notwithstanding the foregoing, (i) any election by Partner to take its proportionate share of Hydrocarbons produced from the Wells in such Well Group or Elected Option Well Group, as applicable, in-kind shall be subject to the terms of any then-existing dedications, sales commitments, service commitments or Third Party marketing agreements and subject to Partner entering into an oil balancing agreement with Marketer in form and substance reasonably acceptable to Partner and Marketer; (ii) to the extent reasonably practicable, within 15 days after the last day of a Calendar Month, Partner shall promptly report to EP Energy the volume of the in-kind Partner Production sold during such Calendar Month, the respective price received for each of such sales and any other related information as reasonably requested by EP Energy; and (iii) Partner will not be charged a fee to access and utilize the Offsite Infrastructure existing as of such time and necessary to bring Partner Production to first sale (other than the fee charged to Partner under the EP/Apollo JOA). In the event that Partner so elects to take in-kind, Partner will bear and pay for any cost and expense related to any additional equipment and facilities to the extent (and only to the extent) required to allow Partner to take the Partner Production in-kind and such cost and expense will be included in the calculation of the IRR. In the event that Partner so elects to take in kind, Partner shall be solely responsible for paying (x) all royalties, overriding royalties, production payments and other burdens required to be paid to lessors and holders of those burdens and EP Energy shall provide Partner with all information related to such royalties and other burdens to enable such payment by Partner to such lessors and holders of those burdens and (y) all severance and other production Taxes, in each case of clause (x) and (y), attributable to the in-kind Partner Production for such Well Group. Notwithstanding the foregoing, in the event of a permitted Transfer by Partner of all or any portion of the Conveyed Interests to a Third Party in accordance with Article VIII, such Third Party shall not be bound by any time limitation set forth in the first sentence of this Section 3.7(f) with respect to any election to take in-kind all of its Entitlement from any particular Well Group.
(g)    Each of EP Energy and Partner will be charged its Working Interest share of any applicable fees charged by a Third Party for all gathering and processing services provided by such Third Party service provider designated by EP Energy attributable to the Parties’ interests within the Development Area Boxes and any applicable fees chargeable under the EP/Apollo JOA for all gathering and processing services provided by Marketer.
(h)    If the Parties agree to effect an election-out (as defined in, and in accordance with, the applicable Tax Partnership Agreement) with respect to a Well Group, then from and after such time the Parties agree that: (i) the provisions of this Section 3.7 (other than Section 3.7(f) and this Section 3.7(h)) shall cease to apply, (ii) Partner shall have the right to take in-kind and separately dispose of the Partner Production from such Well Group or Elected Option Well Group, as applicable, (iii) if Partner fails to make the arrangements necessary to take in-kind or separately dispose of the Partner Production from such Well Group or Elected Option Well Group, as applicable, EP Energy shall have the right, subject to the revocation at will by Partner upon at least 10 days’ written notice, but not the obligation, to purchase such production or sell it to others at any time and from time to time, for the account of Partner, provided that any such purchase or sale shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year; provided, further, that the effective date of any such revocation by Partner may be deferred at EP Energy’s election for a reasonable period of time if EP Energy has committed such production to a purchase contract having a term extending beyond such 10-day period, and (iv) to avoid an unintended impairment of the election-out, the Parties will (A) avoid any operational changes that would terminate the qualification for the election-out status, (B) monitor the continuing qualification for the election-out status and will notify the other Party if, in such Party’s opinion, a change in operations will jeopardize the election-out, and (C) use the cumulative gas balancing method in accordance with Treas. Reg. §1.761-2(d)(2) in connection with any gas imbalance.
Section 3.8    Contracts; Use of Affiliates.
(a)    Subject to Section 3.8(b), EP Energy may enter into procurement contracts and agreements on customary and competitive terms and conditions in connection with any Development Operations conducted by or at the direction of EP Energy in which both Parties participate.
(b)    Subject to Section 3.8(c), EP Energy may contract with its Affiliates to provide services, materials, sales or purchases in connection with Development Operations. All services performed, materials supplied or transactions by or with any such Affiliates will be performed or supplied pursuant to written agreements and in accordance with customs and standards prevailing in the industry and at competitive rates and terms (no less favorable than the customary, prevailing rates and terms when each such pertinent agreement was made); provided that any contracts executed or services provided pursuant to this Section 3.8(b) shall be on no less favorable terms than the terms applicable to EP Energy’s Entitlement or any other production from any Well in which EP Energy has an interest. EP Energy shall provide to Partner a copy of all such contracts entered into with such Affiliate promptly after execution thereof but, in any event, not less than 7 Business Days after execution.
(c)    EP Energy shall not enter into any contract or group of substantially related contracts pursuant to Section 3.8(b) that could reasonably require aggregate expenditures in excess of $100,000 in any Calendar Year period without the prior written consent of Partner, which consent may be withheld in Partner’s sole discretion; provided that contracts with Affiliates of EP Energy where such Affiliates only pass through prices, costs, transport charges, other charges and revenues from contracts with Third Parties shall not be considered contracts with Affiliates of EP Energy for purposes of this Section 3.8(c).
Section 3.9    Force Majeure.
(a)    If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than obligations to make payments when due hereunder, then such Party’s obligations will be suspended to the extent affected by the Force Majeure Event. Any Party claiming any Force Majeure Event shall use commercially reasonable efforts to overcome such Force Majeure Event as soon as practicable and will provide prompt written notice thereof to the other Party (such notice shall be provided as soon as practicable and in no event later than five Business Days after the occurrence of a Force Majeure Event) including full particulars of such Force Majeure Event and, to the extent practicable, its plans to overcome such Force Majeure Event, and will keep the other Party fully advised of its efforts to overcome such Force Majeure Event; provided that the failure of any Party to give notice of a Force Majeure Event as described in this Section 3.9 will not affect its rights under this Section 3.9 except to the extent such failure materially and adversely affects the other Party.
(b)    Should any Force Majeure Event render a Party unable to perform its obligations under this Agreement pursuant to the then-current Development Plan for a consecutive period of 120 days or more (or 180 days in any 365 day period, whether or not consecutive), then the Party (if any) whose performance under this Agreement is not affected by such Force Majeure Event may withdraw its approval for the remaining Development Operations in which EP Energy has not issued any billing statement, invoice or advance billing request with respect thereto and for which no Well has been spudded nor any site preparation or rig mobilization has begun by providing written notice to the other Party (and the applicable Approved Drilling Program shall be deemed modified by the removal of such Development Operations).
Section 3.10    Offsite Infrastructure. EP Energy will be responsible for the Offsite Infrastructure Costs and any Offsite Infrastructure will be owned solely by EP Energy. EP Energy shall construct and bring online all Offsite Infrastructure reasonably necessary to bring production from the Farmout Wells and Elected Option Wells to first sale in accordance with the timing set forth in an Approved Drilling Program.
Section 3.11    Management Services.
(a)    The Parties hereby agree that in addition to those services EP Energy provides in its capacity as the operator and pursuant to the EP/Apollo JOA, EP Energy will provide or cause to be provided the management and administrative services described on Exhibit K to Partner with respect to the Conveyed Interests (the “Services”).
(b)    Independent Contractor.
(i)    EP Energy is, and will perform the Services as, an independent contractor of Partner.
(ii)    EP Energy will determine in its sole discretion the number of employees, the selection of employees, the hours of work and the compensation to be paid to all employees used in performing the Services. Without limiting the preceding sentence, EP Energy will have the right to use professional and supervisory personnel, including engineers, technicians, accountants, outside legal counsel or other specialists in performing the Services as it deems advisable in its reasonable judgment. In addition, EP Energy will have the right to subcontract some or all of the Services to subcontractors of its choosing and reasonably believed by it to be competent; provided, that (i) any failure by the subcontractors to perform any obligation under this Section 3.11 will not relieve EP Energy of its obligations under this Section 3.11; (ii) EP Energy agrees that it will not waive any obligation of the subcontractors under the subcontract agreements and will pursue all remedies available to it under the subcontract agreements, (iii) the subcontractor will not be authorized to perform any services for Partner on behalf of EP Energy that EP Energy is not authorized to perform under this Agreement and (iv) EP Energy shall use commercially reasonable efforts to ensure that there are no unsatisfied claims for labor, materials, equipment or supplies in connection with the Services except for those that are the subject of a bona fide dispute and which are being diligently contested.
(c)    Settlement of Claims and Lawsuits. To the extent EP Energy receives notice from any Third Party of any material claims or suits that arise out of or relate to the Services, EP Energy will promptly notify Partner and the following will apply with respect to Partner’s Conveyed Interests: (i) EP Energy will represent EP Energy and Partner (if Partner is a defendant in the claim or suit) and defend or oppose each such claim or suit; provided, that, subject to clause (iv) below, Partner will pay for Partner’s then-current Working Interest share of legal fees and other costs and expenses related to such claim or suit to the extent relating to Partner’s interests in the applicable Farmout Wells and/or Elected Option Wells subject to Partner’s rights to indemnification under the terms of this Agreement; (ii) EP Energy may, in its sole discretion, compromise or settle any such claim or suit or any related series of claims or suits for an amount that does not exceed the equivalent of $100,000 U.S. dollars (exclusive of legal fees) to the extent such compromise or settlement fully resolves the claim or suit (or related series of claims or suits) and Partner will bear and pay for Partner’s then-current Working Interest share of the settlement or judgment to the extent relating to Partner’s interests in the applicable Farmout Wells and/or Elected Option Wells, subject to Partner’s rights to indemnification under the terms of this Agreement; (iii) EP Energy will obtain the written consent and direction of Partner for the conduct of claims or suits that EP Energy does not reasonably expect to be able to resolve for the above-stated amount or less and Partner will bear and pay for Partner’s then-current Working Interest share of the settlement or judgment thereof to the extent relating to Partner’s interests in the applicable Farmout Wells and/or Elected Option Wells, subject to Partner’s rights to indemnification under the terms of this Agreement; and (iv) Partner will have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits (and, in such event, such legal costs and expenses will not be included in the calculation of the IRR).
(d)    Compensation. With respect to the Services provided by EP Energy hereunder, Partner will pay to EP Energy a monthly fee of $10,000 (the “Management Fee”); provided that Partner may, upon 30 days’ prior written notice, elect to terminate the Services provided by EP Energy hereunder and discontinue payment of the Management Fee, effective as of the first of the Calendar Month immediately after the expiration of such 30-day period.

(e)    Billing, Payments. Amounts due to EP Energy under this Section 3.11 will be billed in arrears and payable in accordance with Section 5.2.
Section 3.12    Hedging.
(a)    Each Party is responsible for conducting (for its own account) any hedging activities with respect to its share of production from the Development Operations. Partner may enter into any hedging contract affecting Partner’s Entitlement in its sole discretion; provided that the calculation of the IRR may only include settlement costs, gains or losses pursuant to a Hedge Contract that is approved by EP Energy in writing prior to the execution thereof (each such Hedge Contract, a “Permitted Hedge Contract”) and all other costs associated with, and gains and losses realized from, Partner’s hedging activities are excluded from the calculation of the IRR.
(b)    Unless otherwise agreed in writing, all derivative activities, including any purchasing or repurchasing of Hydrocarbons, of EP Energy will be outside the scope of this Agreement (including the Services), and Partner will not benefit from, or be burdened or restricted by, any of EP Energy’s derivative activities.
(c)    Except for settlement costs, gains or losses pursuant to the Permitted Hedge Contracts, no costs, gain or loss associated with any other derivative activities of Partner will be included in the calculation of the IRR. The Parties anticipate that, immediately prior to Reversion, Partner will terminate the portion of Permitted Hedge Contracts then outstanding necessary to reflect Partner’s reduced Working Interest following Reversion, except to the extent the Parties mutually agree to novate the applicable portion of any such Permitted Hedge Contracts to EP Energy upon Reversion. All proceeds received by Partner in connection with the settlement or novation of a Permitted Hedge Contract and costs paid by Partner in connection with the settlement or novation of a Permitted Hedge Contract shall be included in the calculation of the IRR.
(d)    Prior to the Reversion of the applicable Well Group, Partner will report to EP Energy its settlement costs, gains and losses with respect to the applicable Permitted Hedge Contracts no later than the 30th day following the end of each Calendar Quarter.
Section 3.13    Third Party Rights.
(a)    Within five Business Days after the Execution Date, EP Energy will send to (i) the holder of any Preferential Purchase Right or Consent pertaining to an applicable Oil and Gas Interest and (ii) all Third Parties to any Third Party JOA containing an applicable maintenance of uniform interest provision (each, a “Third Party Right”), an election notice, consent request, or waiver request, as appropriate regarding the Transfer of the subject Conveyed Interest to Partner, as well as the Reversion of such Conveyed Interest. EP Energy will use its commercially reasonable efforts to promptly obtain a consent or waiver of such Third Party Right; provided that EP Energy will not be required to pay the holder of any Preferential Purchase Right or Consent any money in order to obtain such waiver or consent. EP Energy shall provide copies of (A) all applicable written notices and requests sent to holders of Third Party Rights and (B) all written communications received from such holders within five Business Days of sending such notice or requests or receiving such communications (as applicable).
(b)    Prior to submitting an AFE to Partner, EP Energy must have obtained an express waiver or consent related to all Third Party Rights burdening the Well described in such AFE or such AFE must disclose the Third Party Rights for which EP Energy was unable to obtain consents or waivers thereof. To the extent any AFE includes such a disclosure or Partner provides written notice to EP Energy that it believes in good faith that an unobtained Third Party Right affects the Well described in such AFE and EP Energy does not obtain such consents or waivers within 15 days of Partner’s receipt of such AFE, then Partner will be deemed to have elected to withdraw its consent related to such Well unless Partner delivers written notice to EP Energy of its election to participate in such Well subject to the unobtained Third Party Right within 15 days of its receipt of such AFE. In the event of such withdrawal, the relevant Approved Drilling Program will be deemed to be amended to remove the affected Well. In the event Partner delivers written notice to EP Energy of its election to participate in such Well subject to the unobtained Third Party Right pursuant to this Section 3.13(b), Partner shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS the EP Energy Indemnified Parties from and against any Liability that arises due to the failure to obtain any such unobtained Third Party Right and any amounts attributable to such Liability shall not be included in the calculation of the IRR.
Section 3.14    Drainage. Unless otherwise expressly agreed in an Approved Drilling Program, neither EP Energy nor an Affiliate shall place the Effective Lateral portion of any wellbore closer than 770’ for Wells in the same Bench and 1,540’ for Wells in the same Parasequence, in each case, to an existing horizontal Effective Lateral of a Farmout Well or Elected Option Well or any proposed future horizontal Effective Lateral for any Well Location; provided that following Reversion of a Well Group, EP Energy may propose tighter well spacing by delivering to Partner reasonable supporting documentation contemporaneously with delivery of the applicable AFE demonstrating that such spacing (i) is not reasonably likely to drain a Farmout Well or Elected Option Well and (ii) will not cause a material reduction in the type curves for the affected Farmout Well(s) or Elected Option Well(s); provided, further, that in no event shall the Effective Lateral portion of any wellbore be drilled closer than 335’ for Wells in the same Bench and 770’ for Wells in the same Parasequence, in each case to an existing horizontal Effective Lateral of a Farmout Well or Elected Option Well or any proposed future horizontal Effective Lateral for any Well Location (unless otherwise agreed in an Approved Drilling Program). If EP Energy proposes revisions to the approved well spacing in accordance with the preceding sentence, Partner will have the right to consent or not to consent to such proposal in Partner’s sole discretion. EP Energy shall be deemed to be in compliance with the spacing requirements set forth herein if the actual spacing of the Effective Lateral portion of the wellbores equals 90% or more of the applicable spacing requirements set forth herein unless such deviation from the applicable spacing requirements is a result of, or relates to, an intentional or willful act by EP Energy that is not approved by Partner in accordance with the preceding sentence. EP Energy and its Affiliates shall not propose (or request that a Third Party propose) any well under a Third Party JOA that would violate the spacing requirements set forth in the preceding sentence(s); provided, however, that this Section 3.14 will not restrict operations by Third Parties to the extent such operations are not proposed by EP Energy or an Affiliate and EP Energy or any of its Affiliates did not request any Third Party to propose such operation.
Section 3.15    Commingling of Hydrocarbons. The Parties acknowledge and agree that each well pad for Farmout Wells and Elected Option Wells shall contain one or more allocation meters such that the Parties are able to accurately determine (subject to minor measurement errors that occur in the ordinary course of business) the quantity of Hydrocarbons produced from each such well pad. Such Hydrocarbons shall not be commingled with other Hydrocarbons produced by EP Energy from wells other than Farmout Wells or Elected Option Wells until such Hydrocarbons have moved past the applicable wellhead allocation meter. EP Energy shall not use any well pad on which any Farmout Well or Elected Option Well is located for any other wells other than Farmout Wells and Elected Option Wells.
Section 3.16    University Lands Royalty Matters. The Parties acknowledge and agree that the Farmout Wells and Elected Option Wells (if applicable) will be subject to the CDDU, including the Fifth Amendment to the CDDU. Without limiting the foregoing, (a) the Conveyed Interests shall be subject to any Variable Royalty (as defined in the Fifth Amendment to the CDDU) or Fixed Royalty (as defined in the Fifth Amendment to the CDDU), as applicable, pursuant to the CDDU, attributable to the applicable Farmout Well or Elected Option Well, (b) Partner shall bear the Initial Partner Working Interest Share or Residual Partner Working Interest Share, as applicable, of any True-Up Payment (as defined in the Fifth Amendment to the CDDU) attributable to the applicable Farmout Well or Elected Option Well, and (c) if Partner elects to reject the Proposed Second Tranche Drilling Program, solely with respect to the Calendar Year in which such election was made, Partner shall bear the Initial Partner Working Interest Share of any Non-Performance Fee (as defined in the Fifth Amendment to the CDDU) for such Calendar Year due pursuant to the Fifth Amendment to the CDDU. Except for Elected Option Wells, any Well Opt-Out Election (as defined in the Fifth Amendment to the CDDU) by EP Energy with respect to any of the Farmout Wells pursuant to the CDDU (which Well Opt-Out Election shall be described in the applicable Option Well Notice and shall set forth whether such Well Opt-Out Election applies to any Elected Option Well in such Option Well Notice) shall be made only with Partner’s prior written consent.
Article IV
APPROVED DRILLING PROGRAMS; LIMITATION ON WELL COSTS
Section 4.1    First Tranche Drilling Program.
(a)    Attached as Exhibit D is the work program and budget for the First Tranche (as such program may be amended or modified (or deemed amended or modified) pursuant to this Agreement, the “First Tranche Drilling Program”). Subject to Section 3.9, Section 4.2(f) and Section 4.2(g), EP Energy will implement the First Tranche Drilling Program in accordance with the schedule set forth in Exhibit D.
Section 4.2    Approved Drilling Programs.

(a)    The First Tranche Drilling Program is deemed to be an Approved Drilling Program.
(b)    No later than 60 days prior to Completion of the last Farmout Well of the First Tranche Drilling Program, EP Energy will prepare and submit to Partner, a proposed work program and budget for the Second Tranche meeting the Qualifying Plan Criteria and containing (i) at least the Required Plan Terms and (ii) any applicable amendment to the Development Area Boxes for the Second Tranche as long as the Development Area Boxes remain wholly contained within EP Energy’s leasehold position in the Midland Basin existing as of the Execution Date (the “Proposed Second Tranche Drilling Program”); provided that if Partner is a Defaulting Party, EP Energy shall have the right, but not the obligation, to submit the Proposed Second Tranche Drilling Program. EP Energy will have the exclusive right to propose the Proposed Second Tranche Drilling Program.
(c)    Within 60 days of Partner’s receipt of the Proposed Second Tranche Drilling Program (the “Second Tranche Approval Deadline”), Partner must approve or reject in writing the Proposed Second Tranche Drilling Program. Prior to the Second Tranche Approval Deadline, EP Energy may submit revisions to such Proposed Second Tranche Drilling Program; provided that if EP Energy submits any revisions within 15 days of the Second Tranche Approval Deadline, the Second Tranche Approval Deadline shall be extended such that Partner has an additional 30 days to approve or reject the revised Proposed Second Tranche Drilling Program. Partner may approve the Proposed Second Tranche Drilling Program and, prior to or simultaneously with such approval, elect to exclude (in its sole discretion) certain Farmout Wells included in such Proposed Second Tranche Drilling Program if Partner reasonably believes that (i) any such Farmout Wells are subject to an Environmental Condition that would cause a reasonably prudent operator not to drill such Wells in its ordinary course of business or (ii) such Farmout Wells are subject to an uncured title issue that would cause a reasonably prudent operator not to drill such Farmout Wells in its ordinary course of business, and, in either case, such exclusion will not be considered a revision to the Proposed Second Tranche Drilling Program subject to rejection by EP Energy. If Partner elects to exclude certain Farmout Wells from the Proposed Second Tranche Drilling Program prior to or simultaneously with its approval thereof pursuant to the preceding sentence, then, subject to the proviso of this sentence, any such Well Location excluded from the Proposed Second Tranche Drilling Program will be excluded from the terms of this Agreement and deemed to be deleted from Exhibit A; provided that EP Energy shall have the right, but not the obligation, to attempt (within the 180-day period following such election to exclude such Farmout Wells), at EP Energy’s sole cost, to cure, remediate or remove any such Environmental Condition or title issue to Partner’s reasonable satisfaction and upon the completion of such cure, remediation or removal to Partner’s reasonable satisfaction, any such Farmout Well shall be automatically included in the Second Tranche Drilling Program, if any, and the Well Location for such Farmout Well shall be deemed to be included in Exhibit A without any further action by the Parties. If Partner proposes any revisions to the Proposed Second Tranche Drilling Program prior to approval, then EP Energy will consider such proposed revisions in good faith and discuss the proposed revisions with Partner, but EP Energy shall be under no obligation to accept any revisions proposed by Partner (other than any election by Partner to exclude any Farmout Well from the Proposed Second Tranche Drilling Program pursuant to the first sentence of this Section 4.2(c)). In the event that Partner fails to notify EP Energy in writing of its approval or rejection prior to the Second Tranche Approval Deadline, Partner will conclusively be deemed to have rejected the Proposed Second Tranche Drilling Program. If Partner approves the Proposed Second Tranche Drilling Program in accordance with this Section 4.2(c), then such program, as may be amended or modified (or deemed amended or modified) pursuant to this Agreement, shall be referred to herein as the “Second Tranche Drilling Program”.
(d)    The inclusion of an operation within the scope of an Approved Drilling Program will (unless and until such operation is removed from such Approved Drilling Program pursuant to an amendment thereof, including under Section 4.2(g)), subject to Section 2.1(d), Section 2.4, Section 3.9(b), Section 3.13 and Section 4.3, (i)  bind each Party to participate in such operation; and (ii) authorize EP Energy to conduct such operation for the account of EP Energy and Partner under the relevant JOA (provided that, (A) to the extent any Third Parties are party to such JOA, EP Energy will propose such operation to such Third Parties in accordance with the terms of such JOA, and (B) with respect to any Development Operation pertaining to a Farmout Well or Elected Option Well contemplated in the applicable Approved Drilling Program, EP Energy will submit copies of the applicable AFE to Partner at least 15 days prior to the commencement of drilling operations for such Farmout Well).
(e)    If Partner does not approve, or is deemed to have rejected, the Proposed Second Tranche Drilling Program by the deadline set forth in Section 4.2(c), then Partner will not be entitled to earn any interest in any Well Locations that have not been included in the First Tranche Drilling Program and this Agreement will terminate in accordance with Section 10.1(b).
(f)    In the event of Partner’s withdrawal or deemed withdrawal from an Approved Drilling Program or any portion thereof (including pursuant to Section 2.1(d)), Partner (i) will not be entitled to earn any interest in any Well Locations included in such Approved Drilling Program that have not yet been spudded prior to the date of such withdrawal or deemed withdrawal, or for which site preparation or rig mobilization has not yet begun, (ii) will be deemed to have elected not to participate and to have nonconsented to all of the Development Operations proposed by EP Energy for any Well Locations included in such Approved Drilling Program that have not yet been spudded prior to the date of such withdrawal or deemed withdrawal, or for which site preparation or rig mobilization has not yet begun, (iii) will continue to be bound by such Approved Drilling Program with respect to any Well spudded prior to the date of such withdrawal or deemed withdrawal, or site preparation or rig mobilization has already begun, and (iv) will not have access to the information and data generated in connection with the Development Operations for which Partner is not entitled to earn an interest.
(g)    Quarterly Meetings.

(i)    During the Availability Period, EP Energy will host quarterly meetings with Partner to review historical drilling, Completion and performance results, as well as proposed field development and exploration plans and land management activities (each such meeting, a “Quarterly Meeting”). Each Quarterly Meeting shall occur within the first Calendar Month in each Calendar Quarter unless otherwise agreed to by the Parties. Following the Availability Period, in lieu of Quarterly Meetings (which will no longer be held), upon Partner’s written request, EP Energy will host meetings with Partner to review current field operations, budget matters and land management activities; provided that Partner may not request any such meeting more than two times per Calendar Year. Partner may request, upon 15 days’ prior written notice, specific agenda topics to be covered during a Quarterly Meeting or semi-annual meeting, including any technical or planning issues related to the Development Operations or Development Interests. At least 5 Business Days prior to each Quarterly Meeting and any subsequent annual or semi-annual meeting, EP Energy shall provide to Partner an agenda of the matters to be discussed (and copies of any documents or materials to be discussed) at such meeting.
(ii)    At a Quarterly Meeting (commencing on the Quarterly Meeting held in the first Calendar Quarter of 2017), EP Energy may propose amendments or modifications to the applicable Approved Drilling Program with respect to Wells of which EP Energy has not issued any billing statement, invoice or advance billing request to the extent that (A) the applicable Approved Drilling Program no longer accurately reflects the market conditions and (B) increased Third Party service costs and materials have caused the expected aggregate costs for such Wells to be equal to or more than 101.5% of the aggregate estimated costs for such Wells in the applicable Approved Drilling Program; provided that EP Energy may not propose amendments to the applicable Approved Drilling Program on account of any service delays or Completion or Well performance issues that cause an increase in service costs. Any proposal made by EP Energy hereunder shall be made in good faith, and shall include (to the extent reasonably practicable) any such information or documentation that may be reasonably requested by Partner, including any Third Party rig rate or frac rate proposals received by EP Energy and such other information that will assist Partner in assessing the revised economic potential of the applicable Wells. If Partner reasonably believes that any such proposal made by EP Energy may materially impact the type curve for any applicable Well, EP Energy shall also provide revised type-curve economic support for such Wells. Partner will have 15 Business Days following a Quarterly Meeting to review such proposals and provide its written approval or rejection thereof to EP Energy. If Partner approves such proposal, then the applicable Approved Drilling Program shall be automatically amended, including for the purpose of Section 4.3. If Partner provides written notice to EP Energy within 10 Business Days following such Quarterly Meeting that it does not approve any of such proposals, then the Parties will meet within five Business Days thereafter in an effort to resolve such disputed matters. If Partner has not approved such proposals (or a mutually agreed modified version thereof) within 15 Business Days after such Quarterly Meeting, then all

(but not less than all) of such future Wells included in EP Energy’s proposal may, at EP Energy’s election (in its sole discretion), be removed from the applicable Approved Drilling Program.
(iii)    At a Quarterly Meeting (commencing on the Quarterly Meeting held in the first Calendar Quarter of 2017), EP Energy may propose amendments or modifications to the applicable Approved Drilling Program with respect to Wells of which EP Energy has not issued any billing statement, invoice or advance billing request to the extent that changes in Completion technology or design cause the expected aggregate costs for such Wells to be in excess in any material respect of the aggregate estimated costs for such Wells in the applicable Approved Drilling Program. Any proposal made by EP Energy hereunder shall be made in good faith, and shall include (to the extent reasonably practicable) any such information or documentation that may be reasonably requested by Partner. If Partner reasonably believes that any such proposal made by EP Energy may materially impact the type curve or economic potential for any applicable Well, EP Energy shall also provide revised type-curve economic support for such Wells. Partner will have 15 Business Days following a Quarterly Meeting to review such proposals and provide its written approval or rejection thereof to EP Energy. If Partner approves such proposal, then the applicable Approved Drilling Program shall be automatically amended, including for the purposes of Section 4.3. If Partner provides written notice to EP Energy within 10 Business Days following such Quarterly Meeting that it does not approve any of such proposals, then the Parties will meet within five Business Days thereafter in an effort to resolve such disputed matters. If Partner has not approved such proposals (or a mutually agreed modified version thereof) within 15 Business Days after such Quarterly Meeting, then, subject to Section 4.3, EP Energy shall Complete such future Wells included in EP Energy’s proposal in accordance with the Completion technology or design included in the applicable Approved Drilling Program in effect immediately prior to such proposal by EP Energy.
(iv)    Notwithstanding anything to the contrary herein, EP Energy may amend or modify the applicable Approved Drilling Program (including for the purposes of Section 4.3) with respect to Wells for which EP Energy has not issued any billing statement, invoice or advance billing request to Partner to provide for (A) (I) any changes in the order of Wells to be drilled or (II) changes to the coordinates of any future Well Locations that do not require a new drilling permit from the applicable Governmental Authority, or (B) with Partner’s prior written consent, changes to the coordinates of any future Well Locations that would require a new drilling permit from the applicable Governmental Authority; provided, however, that EP Energy may change the coordinates for up to a maximum of 15 future Well Locations in any Approved Drilling Program, without Partner’s prior consent, so long as the new coordinates for each such Well Location are located in any of the Development Area Boxes; provided, further, that any future Well Location that (x) the change of the coordinates thereof has been consented to in writing by Partner or (y) the change of the coordinates thereof was made pursuant to clause (A)(II) above will not count towards the 15 future Well Locations as set forth in the immediately preceding proviso.
(v)    If, following the initiation of the then-current Approved Drilling Program and before the end of the second Calendar Quarter of such Approved Drilling Program, a Low Price Trigger Event occurred and there was no subsequent High Price Trigger Event after any such Low Price Trigger Event, then either Party may suspend its approval for the remaining Development Operations of such Approved Drilling Program for which EP Energy has not issued any billing statement, invoice or advance billing request to Partner and for which no Well has been spudded nor any site preparation or rig mobilization has begun by providing written notice to the other Party within 10 days following the end of such second Calendar Quarter. If either Party suspends its approval for the remaining Development Operations of an Approved Drilling Program in accordance with this Section 4.2(g)(v), EP Energy will not be obligated to carry out any of such Development Operations during such suspension. If Partner suspends its approval for the remaining Development Operations of an Approved Drilling Program in accordance with this Section 4.2(g)(v), EP Energy will be entitled to conduct any such Development Operations as sole risk operations during such suspension and the provisions of Section 4.2(f) shall apply to such Development Operations. Any sole risk operations conducted by EP Energy pursuant to the immediately preceding sentence shall be excluded from the applicable Approved Drilling Program (and the applicable Approved Drilling Program shall be deemed modified by the removal of such Development Operations) and the terms and conditions of this Agreement, and if such Approved Drilling Program is subsequently resumed in accordance with this Section 4.2(g)(v), then EP Energy shall propose substitute Wells to be included in such Approved Drilling Program with Partner’s prior written consent (which consent shall not be unreasonably withheld, delayed or denied). In the event that EP Energy suspends its approval for the remaining Development Operations of an Approved Drilling Program in accordance with this Section 4.2(g)(v), Partner will not be entitled to conduct such Development Operations during such suspension. In the event that a High Price Trigger Event following a suspension pursuant to this Section 4.2(g)(v) occurs on or before the 12 month anniversary of the date of the Low Price Trigger Event, such suspension shall automatically terminate and the applicable Approved Drilling Program shall resume, and the calendar schedule for such Approved Drilling Program shall be adjusted by EP Energy to account for the delay in work caused by such suspension. In the event that a High Price Trigger Event does not occur on or before the 12 month anniversary date of the Low Price Trigger Event, then either Party shall have the option to withdraw its approval for all remaining Development Operations in which EP Energy has not issued any billing statement, invoice or advance billing request with respect thereto and for which no Well has been spudded nor any site preparation or rig mobilization has begun by providing written notice to the other Party (and the applicable Approved Drilling Program shall be deemed modified by the removal of such Development Operations).

Section 4.3    Limitation on Well Costs and Carried Costs.
(a)    Subject to any amendment approved by the Parties pursuant to Section 4.2(g) and the last sentence of this Section 4.3(a), with respect to each Farmout Well drilled pursuant to an Approved Drilling Program, Partner’s aggregate payment obligation of (i) its share of Qualified Costs and (ii) the Carried Costs of such Farmout Well will not exceed an aggregate amount equal to 107.5% of (i) its share of the aggregate amount of Qualified Costs (including the Carried Costs) set forth in the applicable Approved Drilling Program for (A) such Farmout Well and (B) any previously drilled and/or Completed Farmout Wells under such Approved Drilling Program minus (ii) the aggregate amount of all Qualified Costs (including Carried Costs) actually paid by Partner (whether pursuant to an invoice or netting by EP Energy) for all previously drilled and/or Completed Farmout Wells covered under such Approved Drilling Program (the “Partner Qualified Cost Cap”). EP Energy will bear and pay any Qualified Costs for such Farmout Well in excess of the Partner Qualified Cost Cap. In the event EP Energy bears any such excess Qualified Costs, EP Energy shall be permitted to recover such excess Qualified Costs by charging to Partner additional Qualified Costs (in addition to its share of Qualified Costs and the Carried Costs) (“Partner Qualified Cost Cap Make-Up Amount”) with respect to any subsequent Farmout Well in the same Approved Drilling Program to the extent the Qualified Costs for such subsequent Farmout Well are less than the Partner Qualified Cost Cap for such subsequent Farmout Well.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) EP Energy is expressly authorized to make expenditures and incur Liabilities for the joint account of the Parties when it reasonably determines that such expenditures or incurrences are necessary or advisable to prevent, respond to or remediate emergencies (to the extent such emergencies affect both Parties or relate to any Development Operation in which both Parties are participating), including well blowouts, fires, oil spills or any other similar event, which may imminently and materially endanger property, human safety or the environment, including wildlife, and only to the extent that prior notice to the Parties consistent with this Agreement is not reasonably possible, and (ii) EP Energy will, as soon as practicable, report to the Parties the nature of any such emergency which arises, the measures it intends to take or has taken in respect of such emergency and the estimated related expenditures, which, subject to Partner’s right (if any) to indemnity hereunder, will be borne by the Parties in accordance with their respective then-current Working Interest share as though set forth in the applicable Approved Drilling Program.
Section 4.4    Cost Reconciliation Account. Notwithstanding anything else to the contrary herein, on or after the date that is 10 days after the public announcement of the transaction contemplated by the Agreement, EP Energy shall issue a billing statement to Partner for the Initial Partner Working Interest Share of Well Costs and for applicable Carried Costs that have been incurred by and invoiced to EP Energy in connection with Development Operations prior to the Execution Date (such amount, collectively, the “Initial Well Cash Amount”). Partner shall pay the Initial Well Cash Amount in accordance with the procedures set forth in Section 5.2(c) into the Cost Reconciliation Account. Notwithstanding anything herein to the contrary, the Initial Well Cash

Amount (and any interest earned thereon) will be used solely to fund the Well Costs chargeable to EP Energy under this Agreement that are incurred following the Execution Date.
Section 4.5    Performance Obligations. Subject to the last sentence of Section 3.1(d), Section 3.9, Section 4.2(g)(ii), Section 4.2(g)(iii), Section 4.2(g)(iv), Section 4.2(g)(v), and Section 10.2 (if this Agreement is terminated pursuant to Section 10.1), unless permanently plugged and abandoned, EP Energy shall drill and Complete (including by bringing online) all Farmout Wells and Elected Option Wells (as applicable) provided in an Approved Drilling Program or an Option Well Notice (as applicable) in accordance with such Approved Drilling Program or Option Well Notice (as applicable) and on as close to the timing described in the applicable Approved Drilling Program or Option Well Notice as may be reasonably practicable.
Section 4.6    Additional Wells.
(a)    During the Availability Period and subject to the last sentence of this Section 4.6(a), in the event EP Energy desires to drill any Well targeting any Bench (i) located within the Midland Basin, but outside the Development Area Boxes, that is not a Farmout Well and which EP Energy, in its sole discretion, intends to offer to Partner for its participation in accordance with this Section 4.6, or (ii) located within any Development Area Box that is not a Farmout Well (each such Well described in clause (i) or (ii), an “Additional Well”), then on or before 30 days prior to the spudding of such Additional Well, EP Energy shall provide Partner with written notice setting forth EP Energy’s proposal for the drilling of such Additional Well (an “Additional Well Notice”), which notice shall include (i) the applicable terms required for an Option Well Notice under Section 7.2 and (ii) the latitude and longitude of the Effective Lateral of any applicable Farmout Well where the latitude and longitude was not previously identified and could be closer than 770’ for Wells in the same Bench and 1,540’ for Wells in the same Parasequence. Partner will have 30 days following receipt of an Additional Well Notice within which to elect to participate in the Additional Well described in such Additional Well Notice on the same terms as a Farmout Well under this Agreement. If Partner fails to respond within such 30-day period, it will be deemed to have elected not to participate in such Additional Well; provided, however, if EP Energy fails to spud such Additional Well within 180 days following such 30-day period, then Partner shall not be deemed to have elected not to participate in such Additional Well and EP Energy shall be required to send a new Additional Well Notice should it decide to spud such Additional Well thereafter. For the avoidance of doubt, (A) until the Completion of the last Farmout Well included in the First Tranche Drilling Program, Partner shall have the option to participate in any Well drilled within the Development Area Boxes that are part of the First Tranche Drilling Program and (B) until the Completion of the last Farmout Well included in the Second Tranche Drilling Program, Partner shall have the option to participate in any Well drilled within the Development Area Boxes that are part of the Second Tranche Drilling Program, in each case, as provided in this Section 4.6.
(b)    If Partner elects to participate in any Additional Well under this Section 4.6, then, except for the purpose of the last sentence of Section 4.6(a), such Additional Well shall be deemed a Farmout Well for all purposes hereunder and the First Tranche Drilling Program or Second Tranche Drilling Program, whichever is being completed at the time of Partner’s election with respect to such Additional Well, shall be deemed amended to include such Additional Well and the terms set forth in the applicable Additional Well Notice with respect to such Additional Well.
Article V
CERTAIN PAYMENT OBLIGATIONS
Section 5.1    Well Costs; Carried Costs.
(a)    Subject to Section 4.3 and Section 5.1(b), and without limitation of Partner’s right to indemnity hereunder, (i) with respect to any Farmout Well, Partner will pay or reimburse EP Energy, as applicable, for (A) Partner’s then-current Working Interest share (being the Initial Partner Working Interest Share prior to the Reversion with respect to such Well and the Residual Partner Working Interest Share after the Reversion with respect to such Well) of Well Costs attributable to such Farmout Well and (B) the Partner Qualified Cost Cap Make-Up Amount, if any, and (ii) with respect to any Elected Option Well, Partner will pay or reimburse EP Energy, as applicable, for the Residual Partner Working Interest Share of Well Costs attributable to such Elected Option Well. Such payment will be made in accordance with Section 5.2 and the EP/Apollo JOA.
(b)    Subject to Section 4.3, in addition to the amounts payable under Section 5.1(a), for a period beginning on the Execution Date and ending upon the end of the Availability Period (the “Carry Period”), and notwithstanding the terms of any JOA to the contrary, Partner will pay, on behalf of EP Energy and its Affiliates, 20% of all Qualified Costs otherwise included within EP Energy’s Initial EP Energy Working Interest Share of Well Costs for Farmout Wells included in an Approved Drilling Program (all such Qualified Costs that Partner is obligated to pay, on behalf of EP Energy and its Affiliates, pursuant to this Section 5.1, the “Carried Costs”). For the avoidance of doubt, if the Development Interest in any Farmout Well is a 100% Working Interest (on an 8/8ths basis) and if there is no Partner Qualified Cost Cap Make-Up Amount, during the Carry Period, then, subject to Section 4.3, Partner would pay 60% of all Qualified Costs included in the Well Costs and attributable to the Development Interest for such Farmout Well and Partner’s obligation to pay Carried Costs for such Farmout Well would terminate when such Farmout Well was initially Completed, online and producing, subject only to the installing of a pumping unit (if any, as set forth in the applicable Approved Drilling Program) thereafter. Subject to Section 4.3, Partner will pay the Carried Costs in the same manner and at the same time it pays Partner’s Initial Partner Working Interest Share of Well Costs attributable for the Farmout Wells pursuant to Section 5.2(a); provided, that all such payments during the Carry Period will be deemed, first, to be a payment in respect of the Carried Costs due at such time and, second, and only to the extent that the portion of the Carried Costs that is due at such time is paid in full, to be a payment in respect of Partner’s Initial Partner Working Interest Share of Well Costs. Any reimbursement for any Carried Costs paid by Partner will be deducted from the calculation of the Carried Costs promptly after Partner’s receipt of such reimbursement. Any reimbursed amounts retained by EP Energy will be used towards future payment obligations of Partner for Carried Costs and Partner’s Initial Partner Working Interest Share of Well Costs.
(c)    EP Energy shall pay (i) with respect to any Farmout Well, (A) prior to Reversion with respect to such Farmout Well, the Initial EP Energy Working Interest Share of Well Costs (to the extent not constituting Carried Costs or the Partner Qualified Cost Cap Make-Up Amount) attributable to such Farmout Well and (B) on and after Reversion with respect to such Farmout Well, the Residual EP Energy Working Interest Share of Well Costs attributable to such Farmout Well, (ii) if applicable, Qualified Costs in excess of the Partner Qualified Cost Cap as described in Section 4.3 attributable to the Farmout Wells and (iii) with respect to any Elected Option Well, the Residual EP Energy Working Interest Share of Well Costs attributable to such Elected Option Well.
(d)    Each Party shall be responsible for its respective Working Interest share of Lease Operating Expenses.
Section 5.2    Payment Procedures.
(a)    Except with respect to Partner Production attributable to a Well Group or an Elected Option Well Group for which Partner has elected to take in-kind pursuant to Section 3.7(f), from and after the date hereof, EP Energy will, on behalf of Partner, receive and collect all revenues and proceeds attributable to the Partner Production to the extent marketed by Marketer (such revenues and proceeds actually received in any Calendar Month, the “Partner Monthly Revenue”) and make disbursements of such Partner Monthly Revenue as follows:
(i)    first, to the applicable taxing authority, any Asset Taxes calculated by reference to Partner’s Working Interest with respect to the Wells in the then-effective Approved Drilling Programs;
(ii)    second, to the owner of any Burden with respect to the Wells in the then-effective Approved Drilling Programs, the amounts owing in respect of Partner’s and its Affiliates’ Working Interest in such Well Groups;
(iii)    third, to the payees thereof or to EP Energy, subject to Section 4.3 (to the extent applicable), Partner’s and its Affiliates’ share of the amounts to be paid to Third Parties or paid or reimbursed to EP Energy for the conduct of the Development Operations and other operations under this Agreement or the Associated Agreements, in each case, only to the extent such amounts are chargeable under this Agreement or the applicable JOA and for which Partner is responsible under this Agreement or the applicable JOA; and
(iv)    fourth, to Partner, any residual amount after making the payments described above.

For the avoidance of doubt, the Parties acknowledge and agree that, in addition to being subject to this Agreement, the Farmout Wells or Elected Option Wells may be subject to one or more JOAs (including the EP/Apollo JOA). The Parties further acknowledge and agree that EP Energy shall have the right to aggregate and offset (1) amounts owed in respect of any Farmout Wells or Elected Option Wells by EP Energy to Partner or any of its Affiliates under this Agreement and any amounts owed in respect of any Farmout Wells or Elected Option Wells by EP Energy to Partner or its Affiliates under any and all such JOAs (whether or not EP Energy is acting as “operator” under such JOA(s)), on the one hand, and (2) amounts owed in respect of any Farmout Wells or Elected Option Wells by Partner or its Affiliates to EP Energy under this Agreement and amounts owed in respect of any Farmout Wells or Elected Option Wells to EP Energy by Partner or its Affiliates to EP Energy (or to the joint account) under any and all such JOAs (whether or not EP Energy is acting as “operator” under such JOA(s)), on the other hand. Without limiting the generality of the foregoing or any lien rights in favor of EP Energy under any applicable JOA, with respect to Partner and its Affiliates, EP Energy is authorized to deduct any amount owed to EP Energy under this Agreement or under any applicable JOA (or to the joint account under any applicable JOA) from any amounts owed to Partner or its Affiliates, whether under this Agreement or otherwise, and to only remit to Partner or its Affiliates pursuant to clause (iv) above their aggregate net share of any such amounts, if any, owed by EP Energy. Any amounts due to Partner pursuant to Section 5.2(a)(iv) shall be paid to Partner (x) with respect to revenues from the production of oil, no later than the later of (a) 31 days following the last day of the month in which such oil was sold or (b) within nine Business Days after receipt of funds by EP Energy and (y) with respect to revenues from the production of gas, no later than the later of (a) 62 days following the last day of the month in which such gas was sold or (b) within nine Business Days after receipt of funds by EP Energy.
(b)    If the Partner Monthly Revenues are insufficient to satisfy and discharge all or a portion of the amounts due and payable under Sections 5.2(a)(i) – (iii) in any given Calendar Month or anticipated to be due and payable within the next succeeding month, then, subject to Section 4.3 (to the extent applicable), EP Energy, at its option, will either issue billing statements and invoices to Partner for Partner’s then-current Working Interest share of Well Costs (including the Partner Qualified Cost Cap Make-Up Amount, if applicable) and for applicable Carried Costs that EP Energy has incurred or incurs and that are due and payable in connection with Development Operations, or issue a request to Partner to advance (i) Partner’s then-current Working Interest share of Well Costs, (ii) the Carried Costs and/or (iii) if applicable, such Qualified Costs equal to no more than the then outstanding Partner Qualified Cost Cap Make-Up Amount as described in Section 4.3, in each case, that EP Energy reasonably anticipates to be due and payable that will be paid by EP Energy within the next succeeding Calendar Month in connection with Development Operations (in each case, consistent with EP Energy’s ordinary course of business and past practices); provided that EP Energy will not issue any such billing statements, invoices or advance billing requests more than once each Calendar Month.
(c)    In response to each billing statement, invoice or advance billing request properly issued by EP Energy hereunder, Partner will pay or advance to EP Energy all such amounts thereunder within 15 Business Days of receiving such billing statement, invoice or advance billing request or by the first day of the Calendar Month for which the advance is requested, whichever is later and otherwise in accordance with the accounting procedure attached to the applicable JOA. For the avoidance of doubt, no billing statement, invoice or advance billing request delivered by EP Energy hereunder or under any JOA may include (and if Partner previously furnished documentation and explanation to EP Energy, Partner may reduce its payment of such billing statement, invoice or advance billing request by) amounts attributable to: (i) an incorrect Working Interest that is higher than Partner’s actual Working Interest for the applicable Well (in each case, subject to Partner’s obligation to pay the Carried Costs); (ii) a project or AFE requiring approval of Partner that Partner has not approved or is not otherwise obligated to pay under this Agreement; (iii) Qualified Costs in excess of the Partner Qualified Cost Cap as described in Section 4.3; or (iv) a Well in which Partner no longer owns a Working Interest, and for which Partner has furnished EP Energy a copy of the executed assignment or letter-in-lieu; provided, that notwithstanding the foregoing, Partner shall remain responsible for paying billing statements or invoices attributable to the interest it sold or transferred for any billing statement or invoice rendered during the 30-day period following EP Energy’s receipt of such written notice.
Section 5.3    Memorandum. Concurrently with the execution hereof, each Party will execute, acknowledge and deliver the Memorandum set forth in Exhibit J. Each Party agrees to execute and deliver such other amendments to the Memorandum from time to time to reflect any Conveyed Interest assigned pursuant to Section 2.3 or Section 4.6.
Section 5.4    Audit. Partner shall have the right, at its own cost and expense (which shall not be included in the calculation of the IRR), upon 30 days’ written notice, but in no event more frequently than once per Calendar Year, and during reasonable working hours to perform an audit of EP Energy’s accounts and records related to the Carried Costs, Well Costs, Qualified Costs, Lease Operating Expenses, calculation of IRR and any account maintained under Associated Agreements for the benefit of both Parties for the preceding 24-Calendar-Month period. Partner shall have the right to obtain access to and copies of the relevant portion of the accounts and records which includes financial information, reports, charts, calculations, and accounting records of EP Energy to the extent reasonably necessary to verify EP Energy’s accounting of costs, expenses and proceeds, or related to the Carried Costs, Well Costs, Qualified Costs or Lease Operating Expenses paid by Partner. The accuracy of any cost or expense included in any billing statement, invoice or advance billing request made pursuant to this Agreement shall be conclusively presumed to be correct after the 24-Calendar-Month period following the Calendar Month in which such billing statement, invoice or advance billing request was generated or prepared, if not disputed in writing prior thereto. Audits conducted pursuant to this Section 5.4 shall otherwise be conducted in accordance with the “Expenditure Audit” procedures set forth in the accounting procedure attached to the EP/Apollo JOA.
Article VI
DEFAULTS
Section 6.1    Defaults.

(a)    In the event that (i) any Party fails to pay its share of the Well Costs pursuant to this Agreement or Partner fails to pay any Carried Costs or any Qualified Costs that is included in the Partner Qualified Cost Cap Make-Up Amount as described in Section 4.3, (ii) EP Energy breaches Article V.D.2 or Article V.D.3 of the EP/Apollo JOA or (iii) EP Energy fails to make payments to Partner in accordance with the last sentence of Section 5.2(a), in each case, on or before the Initial Default Date (such defaulting Party, a “Defaulting Party”), then (A) the other Party (the “Non-Defaulting Party”) may provide written notice of such default (a “Default Notice”) to such Defaulting Party (which Default Notice will include a statement of the amount of money that the Defaulting Party has failed to pay) and (B) in addition to (1) the remedies available to any Non-Defaulting Party under any Associated Agreements, (2) those remedies that occur automatically pursuant to Section 6.2, and (3) any and all other rights and remedies under this Agreement or at Law or in equity, the Non-Defaulting Party will be entitled to exercise, in its sole discretion, the remedy set forth in Section 6.4 during the period of time beginning 30 days from the date of a Defaulting Party’s receipt of a Default Notice (if such Defaulting Party remains in default) until the date upon which the Total Amount in Default has been fully cured (the “Default Period”).
(b)    All amounts in default and not paid when due under this Agreement will bear interest at the Agreed Rate from the due date to the date of payment in full.
(c)    In the event a Party disputes any amounts owed to the other Party, then such disputing Party shall provide prompt written notice thereof and the reason for such dispute. If the Parties are unable to agree on such amount subject to such dispute within 10 Business Days of receipt by the non-disputing Party of such notice from the disputing party, then either EP Energy or Partner may request the Accounting Arbitrator (as such Person is determined in accordance with Section 2.6(b)) to decide such dispute. EP Energy and Partner will, within 10 Business Days after the agreement by the Accounting Arbitrator to serve, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Accounting Arbitrator. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator will render a decision choosing either EP Energy’s position or Partner’s position with respect to each matter addressed in any such dispute notice, based on the materials submitted to the Accounting Arbitrator as described above, and in accordance with this Agreement. Any decision rendered by the Accounting Arbitrator pursuant to this Section 6.1(c) will be final, conclusive and binding on EP Energy and Partner and will be enforceable against the Parties in any court of competent jurisdiction. The costs and expenses of the Accounting Arbitrator will be borne one-half by Partner and one-half by EP Energy (which costs and expenses shall not be included in the calculation of the IRR). Upon resolution of the disputed amount and payment in full by the Defaulting Party of the amount due (as agreed to by the Parties or determined by the Accounting Arbitrator) together with accrued interest, if any, such Default Notice shall be deemed withdrawn. All disputed amounts due and owing by the disputing Party (as agreed to by the Parties or determined by the Accounting Arbitrator) shall be paid within 10 Business Days of the Parties’ agreement or receipt of the Accounting Arbitrator’s decision, as applicable.

(d)    During the Default Period, if applicable, the Defaulting Party will be deemed to have approved, and will join with the Non-Defaulting Party in taking, any actions approved by the Non-Defaulting Party during the Default Period that must be undertaken to prevent a Lease in effect from expiring or that cannot be conducted by only one party under the terms of any JOA.
Section 6.2    Certain Automatic Remedies for a Default. Subject to Section 6.4 and Section 6.5, unless the Non-Defaulting Party elects in writing to waive any or all of the following, during the Default Period, the Defaulting Party will automatically not be entitled to:
(a)    except for Partner’s right to approve or reject the Proposed Second Tranche Drilling Program (or any amendment to an Approved Drilling Program for which Partner’s approval is required pursuant to this Agreement), make, or elect to participate or not to participate in, any new proposal under this Agreement or any JOA;
(b)    except for (i) Partner’s right to approve or reject the Proposed Second Tranche Drilling Program (or any amendment to an Approved Drilling Program for which Partner’s approval is required pursuant to this Agreement) and (ii) Partner’s right to consent to (or withhold consent from) any contract under Section 3.8(c), vote on any matter with respect to which approval is required under the express terms of this Agreement or any Associated Agreement (excluding any amendment or waiver of the terms of any such agreement);
(c)    with respect to Partner, access any data or information relating to any Development Operation conducted under this Agreement or any Associated Agreement;
(d)    except for a Permitted Pledge or a Permitted Pledge Transfer, make any Transfer, assignment or other transfer, which would otherwise be permitted pursuant to Article VIII;
(e)    withhold consent to any Transfer by a Non-Defaulting Party pursuant to Article VIII; or
(f)    receive its Entitlement from the Farmout Wells and the Non-Defaulting Party will have the right to collect such Entitlement; provided that, if Partner is the Defaulting Party, the proceeds from all such Entitlements will be deemed, first, to apply to the portion of the Total Amount in Default that relates to any Carried Costs and, second, and only to the extent that all defaults have been cured with respect to the Carried Costs, to the remainder of the Total Amount in Default.
Section 6.3    Additional Partner Remedy. In the event EP Energy is the Defaulting Party, Partner shall have the right to offset the Total Amount in Default against any outstanding Well Costs owed by Partner to EP Energy under the terms of this Agreement or any JOA.
Section 6.4    Specific Performance. Each Party will be entitled to seek specific performance of any of the other Party’s obligations under this Agreement or any Associated Agreement; provided that Partner shall not have the right to seek specific performance of operational or marketing obligations that are subject to the provisions of Section 3.3 except to the extent EP Energy’s breach of such obligations has met or exceeded the liability thresholds set forth in Section 3.3.
Section 6.5    Cumulative and Additional Remedies. Subject to Section 6.4, the rights and remedies granted to each applicable Party in this Article VI will be cumulative, not exclusive, and will be in addition to any other rights and remedies that may be available to the Parties at law, in equity or otherwise. Each right and remedy available to a Party may be exercised from time to time and so often and in such order as may be considered expedient by such Party in its sole discretion.
Article VII
OPTION WELLS
Section 7.1    Option Wells. So long as Partner is not a Defaulting Party, from and after the date of Completion of the last Farmout Well in the Second Tranche Drilling Program (if Partner does not approve, or is deemed to have rejected, the Proposed Second Tranche Drilling Program by the deadline set forth in Section 4.2(c), from and after the date of Completion of the last Farmout Well in the First Tranche Drilling Program) until the fifth anniversary after the expiration of the Availability Period (the “Option Period”), Partner will have the right to participate in any Well proposed to be spud as an Infill Well to be drilled and Completed in the same Bench of the Farmout Well that such Infill Well offsets (each, an “Option Well”), subject to the terms of Section 7.2 and Section 7.3. EP Energy shall not have the right to propose any Option Wells until the Option Period begins. During the Option Period, the remaining provisions of this Article VII will apply.
Section 7.2    Election Regarding Option Wells. During the Option Period, from time to time, if EP Energy desires to drill any Option Well, then EP Energy shall propose the drilling of such Option Well or propose the drilling of a group of Option Wells to Partner by providing written notice (the “Option Well Notice”) to Partner of such proposal, which notice will include only items (a), (b), (c), (e) and (h) of the Required Plan Terms. Partner will have 30 days following its receipt of an Option Well Notice within which to elect to participate in the Option Well(s) described in such Option Well Notice. If Partner fails to respond within such 30-day period, it will be deemed to have elected not to participate in such Option Well(s); provided, however, if EP Energy fails to spud such Option Well (or the first Option Well in any Option Well Group) within 180 days following such 30-day period, then Partner shall not be deemed to have elected not to participate in such Option Well(s) and EP Energy shall be required to send a new Option Well Notice should it decide to spud such Option Well(s) thereafter. If Partner elects not to, or is deemed to have elected not to, participate in any grouping of Option Well(s) (which, for the avoidance of doubt, does not include any election to withdraw (or any deemed withdrawal hereunder) from Development Operations in accordance with Section 2.1(d), Section 3.9(b), Section 3.13, Section 4.2 or Section 7.3), Partner’s rights to the Option Wells and Option Period will terminate immediately and this Article VII will no longer apply (but, for the avoidance of doubt, Section 3.14 shall continue to apply to such Wells); provided that if and only if the first Option Well Notice delivered by EP Energy includes more than five Option Wells and Partner elects not to, or is deemed to have elected not to, participate in such Option Wells, Partner’s rights with respect to additional Option Wells will not terminate as a result of such election.

Section 7.3    Participation. If Partner elects to participate in the Option Wells pursuant to Section 7.2, Partner must participate in all (but not less than all) of the Option Wells set forth in an Option Well Notice (such Option Wells, the “Elected Option Wells”, and each such group of Option Wells, an “Elected Option Well Group”), then all of such Elected Option Wells will be Completed in accordance with the applicable Option Well Notice on a head’s up basis (which shall mean each Party participating according to its Residual Working Interest Share); provided that Partner may review the proposed Option Well Notice and, prior to or simultaneously with such approval, elect to exclude (in its sole discretion) certain Option Wells included in such proposed Option Well Notice if Partner reasonably believes that (i) any such Option Wells are subject to an Environmental Condition that would cause a reasonably prudent operator not to drill such Wells in its ordinary course of business or (ii) such Option Wells are subject to an uncured title issue that would cause a reasonably prudent operator not to drill such Wells in its ordinary course of business. With respect to each Elected Option Well, prior to assigning Partner its interest in such Elected Option Well, EP Energy shall obtain recordable lien releases (in form reasonably acceptable to Partner) executed by the holders of any Existing Secured Debt pursuant to which such holders release the liens covering the interests to be assigned to Partner that secure such Existing Secured Debt.
Article VIII
TRANSFER RESTRICTIONS
Section 8.1    Restrictions on Transfer; Change in Control.
(a)    Transfer Restrictions during the Availability Period.
(i)    Except as provided in Section 8.5, until the expiration of the Availability Period, subject to Section 8.1(c), Partner will not, and will cause its Affiliates not to, (A) Transfer all or any portion of the Conveyed Interests, (B) Transfer all or any part of its rights or obligations under this Agreement or any Associated Agreement, (C) undergo a Partner Well Location Change of Control or (D) undergo a Change in Control, in each case without the prior written consent of EP Energy (which may be granted or withheld in EP Energy’s sole discretion); provided, however, that this Section 8.1(a)(i) will not apply if (X) such Transfer or Partner Well Location Change of Control involves all (but not less than all) of the Conveyed Interests and other properties included in a wider transaction (i.e., a “package deal”) where the value attributed in good faith to the Farmout Wells and Elected Option Wells by Partner and the Third Party is less than 15% of the value of such wider transaction (“Partner Package Transfer”) and (Y) to the extent that Partner desires to effect a Partner Package Transfer, Partner has agreed to (1) fully fund its share of the Well Costs and Carried Costs relating to any Farmout Wells or Elected Option Wells (as applicable) included in the then-effective Approved Drilling Program that have not been Completed, or (2) the Third Party purchaser provides credit support reasonably acceptable to EP Energy equal to the amount required to fund its share of the Well Costs and Carried Costs relating to any Farmout

Wells or Elected Option Wells (as applicable) included in the then-effective Approved Drilling Program that have not been Completed.
(ii)    With respect to any Farmout Wells and Well Locations, until the expiration of the Availability Period, EP Energy will not, and will cause its Affiliates not to, (1) Transfer all or any portion of such Farmout Wells and Well Locations, (2) Transfer all or any part of its rights or obligations under this Agreement or any Associated Agreement or (3) undergo an EP Energy Well Location Change of Control, in each case without the prior written consent of Partner (which may be granted or withheld in Partner’s sole discretion); provided, however, this Section 8.1(a)(ii) will not apply if (I) such Transfer by EP Energy (or its Affiliates) or EP Energy Well Location Change of Control involves all (but not less than all) of EP Energy’s Working Interest corresponding to such Wells and Well Locations, and other properties included in a wider transaction (i.e., a “package deal”) where the value attributed in good faith to the Farmout Wells and remaining Well Locations (if any) by EP Energy and the Third Party is less than 15% of the value of such wider transaction (“EP Energy Package Transfer”) and (II) to the extent that EP Energy desires to effect an EP Energy Package Transfer, EP Energy has agreed to (a) fully fund its share of the Well Costs relating to any Farmout Wells or Elected Option Wells (as applicable) included in the then-effective Approved Drilling Program that have not been Completed, or (b) the Third Party purchaser provides credit support reasonably acceptable to Partner equal to the amount required to fund its share of the Well Costs relating to any Farmout Wells or Elected Option Wells (as applicable) included in the then-effective Approved Annual Drilling Program that have not been Completed.
(b)    Transfers after the Availability Period. In addition to Partner’s rights under Section 8.5, after the expiration of the Availability Period, subject to Sections 8.1(d) through 8.1(f), Section 8.2 (with respect to any Transfer by Partner), and Section 8.4 hereof, and the applicable Tax Partnership Agreement, (i) Partner and its Affiliates will be permitted to (A) Transfer or undergo a Partner Well Location Change of Control, in each case, with respect to all (but not less than all) of its interest in the Development Interests associated with a Well Group or Elected Option Well Group for which all Farmout Wells or Elected Option Wells (as applicable) included in such Well Group or Elected Option Well Group have been Completed, together with a corresponding portion of its rights or obligations under this Agreement or any Associated Agreement to a single transferee with respect to such Well Group or Elected Option Well Group, (B) Transfer all or any portion of Partner’s equity interests, directly or indirectly, or (C) undergo a Change in Control and (ii) EP Energy and its Affiliates will be permitted to (x) Transfer all or any portion of any Farmout Wells and Well Locations, together with a corresponding portion of its rights or obligations under this Agreement or any Associated Agreement (provided that prior to Reversion of an applicable Well Group, EP Energy and its Affiliates will only be permitted to Transfer all (but not less than all) of the Farmout Wells and Well Locations included in such Well Group), or (y) undergo an EP Energy Well Location Change of Control.

(c)    Permitted Transfers; Financing. Notwithstanding the restrictions on Transfer set forth in Section 8.1(a) and Section 8.1(b), but subject to the requirements of Sections 8.1(d) through 8.1(f), and Section 8.4, either Party may Transfer all (but not less than all) of its interests in the Development Interests associated with a Well Group or Elected Option Well Group, together with a corresponding portion of its rights and obligations under this Agreement or any Associated Agreement, to any Affiliate of such Party; provided that, unless the non-transferring Party is satisfied with the creditworthiness of such Affiliate of the transferring Party, determined in its reasonable discretion, no such Transfer will relieve such Party of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement, and the transferring Party will remain primarily liable for all such obligations, whether incurred before or after such Transfer. In the event Partner Transfers a portion of its interests in the Development Interests associated with a Well Group or Elected Option Well Group to one or more Affiliates, Partner shall designate one Person that is managed by the Partner Ultimate Parent to make elections and receive notices under this Agreement, and notice provided by EP Energy to such Person shall be deemed to satisfy the notice delivery requirement under Section 14.3. For the avoidance of doubt, Partner may only Transfer to its Affiliates pursuant to this Section 8.1(c) on a Well Group or Elected Option Well Group basis and if such Affiliate ceases to be an Affiliate of Partner within one year of the consummation of such Transfer, the Development Interests Transferred to such Affiliate shall be Transferred back to Partner immediately prior to such event that causes such Affiliate to cease to be an Affiliate of Partner. Notwithstanding Sections 8.1(a) and 8.1(b), any Transfer, assignment or other transfer by a Party to an Affiliate of such Party will be subject to this Section 8.1(c). Partner, EP Energy and their respective Affiliates may encumber all or any portion of its interests in the Development Interests in connection with a Permitted Pledge and the same will not be deemed to be a Transfer. A transfer by a Party made in connection with a secured party’s exercise of remedies of a Permitted Pledge under a customary reserve based lending facility or any transfer made after commencement of a bankruptcy or insolvency proceeding respecting the Party bound by the Permitted Pledge and approved by the court or tribunal having jurisdiction over such proceeding (whether by a secured party or any other transferee or assignee) (a “Permitted Pledge Transfer”) will not be deemed to be a Transfer and shall be made free and clear of all rights and obligations under this Agreement, other than, with respect to Partner, Partner’s obligation to pay (A) the Carried Costs, (B) if applicable, any Partner Qualified Cost Cap Make-Up Amount and (C) Partner’s share of the Well Costs with respect to the Farmout Wells included in such Permitted Pledge Transfer and EP Energy’s rights in and to such Farmout Wells or Elected Option Wells (as applicable) upon Reversion. Notwithstanding anything herein to the contrary, in the event of a Permitted Pledge Transfer or any other Transfer permitted under this Article VIII with respect to all (but not less than all) of the Farmout Wells or Elected Option Wells (as applicable) included in one or more (but not all) Well Groups or Elected Option Well Groups, as applicable, the Parties agree to remove the affected Well Group(s) or Elected Option Well Group(s) from the EP/Apollo JOA and, in such event, the applicable Party and the applicable transferee will execute a joint operating agreement in the form of the EP/Apollo JOA covering only such affected Well Group(s) or Elected Option Well Group(s) and the Parties will execute and record an amendment to the memorandum of EP/Apollo JOA removing the Wells subject to such Permitted Pledge Transfer or such other permitted

Transfer from all obligations thereunder. Notwithstanding anything herein to the contrary, subject to Section 2.4, EP Energy shall not in any way mortgage or pledge any Development Interest with respect to a Well Location or Elected Option Well prior to Partner being assigned its Conveyed Interest with respect thereto.
(d)    Liability of Transferor/Transferee for a Transfer. Subject to Section 8.1(c), no Transfer permitted under Section 8.1(b) will relieve any Party of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement except to the extent that such obligations are incurred from and after such Transfer, and provided, that the transferring Party will be released from such obligations only to the extent assumed in writing by such transferee.
(e)    Transfers by Defaulting Parties. Notwithstanding anything to the contrary in this Section 8.1, no Defaulting Party may, and any Defaulting Party will cause its Affiliates not to, Transfer to a Third Party all or any part of its interests in the Farmout Wells or Elected Option Wells (as applicable) or Transfer all or any part of its rights or obligations under this Agreement or any Associated Agreement, unless and until (or simultaneous with the time that) the Total Amount in Default is paid by such Defaulting Party or any other Person on behalf of such Defaulting Party.
(f)    Transfers in Violation of this Article VIII. Any Transfer, attempted Transfer or Change in Control or attempted Change in Control in violation of this Article VIII will be, and is hereby declared, null and void ab initio.
Section 8.2    Right of First Offer.
(a)    Subject to Section 8.1, until the earlier to occur of (i) the expiration of the Availability Period and (ii) Reversion of the applicable Well Group, if any Party desires to Transfer (such Person, a “Transferor”) any portion of its interests in the Development Interests associated with a Well Group (for clarity, such portion being all or an undivided interest in each Well within such Well Group) to a Third Party (except for any EP Energy Package Transfer or any Partner Package Transfer), then such Transferor will give to the other Party (such other Party, the “ROFO Holder”) written notice (a “ROFO Notice”) setting forth the portion of such Development Interests in such Wells within such Well Group to be Transferred (the “Offered Interest”). For a period of 30 days following receipt of a ROFO Notice (the “ROFO Offer Period”), a ROFO Holder will have the right but not the obligation to make an offer to the Transferor to acquire all but not less than all of the Offered Interest set forth in such ROFO Notice. If the ROFO Holder elects to make an offer within the ROFO Offer Period, the ROFO Holder shall deliver to Transferor a letter (the “ROFO Offer Letter”) signed by the ROFO Holder notifying the Transferor of the proposed transaction and providing the following information: (A) the proposed purchase price for the Offered Interest (the “ROFO Offered Price”); (B) any material terms and conditions of ROFO Holder’s offer to purchase all, but not less than all, of the Offered Interest; and (C) ROFO Holder’s binding offer to purchase from the Transferor all, but not less than all, of the Offered Interest for the ROFO Offered Price on the terms and conditions contained in the ROFO Offer Letter (each, a “ROFO Offer”).

(b)    Within 10 Business Days following receipt by the Transferor of the ROFO Offer Letter (the “Transferor Acceptance Period”), the Transferor shall notify the ROFO Holder whether or not it is electing to accept the ROFO Offer (such notification, if affirmative, shall be referred to hereinafter as the “Transferor Acceptance”); provided, however, that the Transferor shall be under no obligation to accept any ROFO Offer; and provided, further, that failure by the Transferor to so notify the ROFO Holder whether or not it is electing to accept any ROFO Offer within the Transferor Acceptance Period shall be deemed a rejection of the ROFO Offer by the Transferor. The Parties will cooperate with each other to consummate the purchase of the Offered Interest by the ROFO Holder as promptly as practicable following the delivery of a Transferor Acceptance. If the Transferor rejects any ROFO Offer, then the Transferor may thereafter Transfer the Offered Interest to a Third Party at a price no less than the ROFO Offered Price and on such other terms and conditions not more favorable in the aggregate to the acquiring party than those specified in the ROFO Offer Letter for a period not to exceed 120 days from the date of such rejection (subject to reasonable extension to the extent necessary to satisfy applicable regulatory approvals (if any)); provided that the Transferor agrees to provide written notice to the ROFO Holder at least 10 Business Days prior to its execution of any definitive agreement with respect to any such Transfer. After such 120-day period (as extended, to the extent applicable), any proposed Transfer shall once again be subject to the terms and conditions of this Section 8.2 to the extent provided herein.
Section 8.3    [Reserved].
Section 8.4    Documentation for Transfers. Any Transfer by any Party that is otherwise permitted pursuant to other provisions of this Article VIII will not be effective unless and until the other Party has received a document executed by both the transferring Party (or its legal representative) and the permitted transferee (or its legal representative) that includes: (a) the identity and notice address of the permitted transferee; (b) such permitted transferee’s express agreement in writing to (i) be bound by and fully and timely perform all of the terms and conditions of this Agreement and any applicable Associated Agreement to the extent applicable to the transferred interest (including, for the avoidance of doubt, Section 3.7 and, with respect to EP Energy, its obligations to provide the Services described on Exhibit K) and (ii) assume an undivided interest (in an amount equal to the Working Interest Share being Transferred to the permitted transferee) of all of the liabilities and obligations of the transferring Party under this Agreement and any applicable Associated Agreements (which will include Section 2.5); (c) a description of the interests being Transferred; and (d) representations and warranties to the non-transferring Party from the transferring Party that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Associated Agreements. Each permitted Transfer will be effective against the non-transferring Party as of the first Business Day of the Calendar Month immediately following the non-transferring Party’s receipt of the document required by this Section 8.4, from which time the transferee will (subject to this Article VIII) be deemed a “Party” to this Agreement in respect of the interest transferred.
Section 8.5    Tag-Along Right.

(a)    Subject to Section 8.1(a)(ii), in the event EP Energy intends to Transfer all or any portion of EP Energy’s interest in the Development Interests (the “Tag Assets”), including a permitted EP Energy Package Transfer, EP Energy will provide to Partner a written notice of such intent that includes (i) a description of the Tag Assets, (ii) the name of the proposed transferee, (iii) the anticipated date on which such proposed Transfer shall take place, which cannot be less than 30 days after the date on which such Transfer Notice is delivered and (iv) the material terms and conditions of the proposed Transfer (the “Transfer Notice”). EP Energy will cause the proposed transferee to propose a purchase price that includes Partner’s and EP Energy’s collective Working Interest in the Farmout Well(s) and Elected Option Well(s) described in the transfer notice and a bona fide allocation of value between the Farmout Well(s) and Elected Option Well(s) (including Partner’s and EP Energy’s collective Working Interest in such Wells), on the one hand, and all other assets (if any) included in the transaction subject to a Transfer Notice, on the other hand. EP Energy may discuss the proposed allocation with the transferee in good faith, but EP Energy shall not intentionally interfere with such bona fide allocation.
(b)    Partner will have the right (but not the obligation) within 30 days following receipt of the Transfer Notice to elect in writing to Transfer to the transferee its corresponding interest in and to the interest in such Farmout Well(s) and Elected Option Well(s) subject to the proposed Transfer by EP Energy (the “Partner Tag Interest”).  If Partner does not so notify EP Energy of its election within such 30-day period, Partner will be deemed to have waived its right to include the Partner Tag Interest in such Transfer (the “Tag Along Sale”).
(c)    If Partner notifies EP Energy in accordance with Section 8.5(b) that it elects to participate in the Tag Along Sale and the transferee agrees to purchase both the Tag Assets and the Partner Tag Interest, then (i) the Partner Tag Interest shall be Transferred on substantially the same terms and conditions described in the Transfer Notice; provided that (A) any representations and warranties relating specifically to any Party shall be made only by that Party, (B) any representations and warranties with respect to operational matters to be made by Partner shall be qualified to its knowledge, and (C) any indemnification provided by the Parties in the Transfer shall be made on a several, and not joint, basis and (ii) EP Energy and Partner shall enter into separate but substantially similar purchase and sale agreements with the transferee.
(d)    Notwithstanding anything to the contrary herein, prior to the Reversion, regardless whether the transferee elects to purchase the Partner Tag Interest, EP Energy may consummate the sale of the Tag Assets with the transferee and in no event will there be any reduction of the Tag Assets as a result of Partner’s election.
(e)    From and after the Reversion, if Partner notifies EP Energy in accordance with Section 8.5(b) that it elects to participate in the Tag Along Sale but the transferee thereof does not desire to purchase the entirety of the Tag Assets and the Partner Tag Interest, then the interests in the assets and properties comprising the Tag Assets to be sold to such transferee by each of EP Energy and Partner will be reduced proportionately (in the ratio of the interests held by the applicable Party in the assets and properties comprising the Tag

Assets to the entire interest in the assets and properties comprising the Tag Assets that is held by both Parties) and each Party shall sell their reduced interest in the assets and properties comprising the Tag Assets to such transferee (and retain such Party’s residual interest in such assets and properties), in which case, the transfer by Partner shall be in accordance with Section 8.5(c)(i) and (ii) above as to the interest to be transferred by such Partner. From and after the Reversion, if Partner notifies EP Energy in accordance with Section 8.5(b) that it elects to participate in the Tag Along Sale but the transferee thereof does not desire to purchase any of the Partner Tag Interest in accordance with the foregoing, then EP Energy shall not sell or transfer any portion of the Tag Assets to such transferee.
(f)    If Partner elects not to participate in the Tag Along Sale, then EP Energy shall be free to Transfer the Tag Assets described in the Transfer Notice; provided that (i) the Transfer must be on terms no more favorable, in the aggregate, to those provided in the Transfer Notice (including the consideration paid to EP Energy therefor), and (ii) the proposed Transfer must be completed within 120 days following Partner’s election not to participate in the Tag Along Sale (subject to reasonable extension to the extent necessary to satisfy applicable regulatory approvals (if any)). If EP Energy fails to Transfer the Tag Assets within 120 days following Partner’s election not to participate in the Tag Along Sale (subject to reasonable extension to the extent necessary to satisfy applicable regulatory approvals (if any)), then the Tag Assets shall again be subject to this Section 8.5.
(g)    If Partner elects to participate in the Tag Along Sale, the proceeds of such transaction shall be allocated by the transferee in accordance with the applicable purchase and sale agreements.
(h)    Upon the request of EP Energy, Partner will enter into a customary confidentiality agreement with EP Energy pursuant to which Partner will agree to keep all information provided by EP Energy or any of its representatives or Affiliates to Partner related to the proposed Transfer (including the existence of such proposed Transfer) confidential effective as of the first day EP Energy or any of its representatives or Affiliates provides any such information to Partner.
Article IX
TAXES
Section 9.1    Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement and the Associated Agreements, taken together, will be treated, for purposes of U.S. federal income taxation and for purposes of certain state income tax laws that incorporate or follow U.S. federal income tax principles (“Tax Purposes”), as resulting in the creation of separate tax partnerships with respect to (i) the First Tranche Drilling Program, in which Partner and EP Energy are treated as partners (the “First Tranche Tax Partnership”), (ii) the Second Tranche Drilling Program, in which Partner and EP Energy are treated as partners (the “Second Tranche Tax Partnership”) and (iii) each Elected Option Well Group, in which Partner and EP Energy are treated as partners (each, a “Subsequent Tax Partnership”). The governing terms and conditions of (x) the First Tranche Tax Partnership are set forth in the First Tranche Tax Partnership Agreement attached hereto as Exhibit H, and (y) each of the Second Tranche Tax Partnership and any Subsequent Tax Partnership shall be set forth in a separate tax partnership agreement, each substantially in the form of the First Tranche Tax Partnership Agreement (each, including the First Tranche Tax Partnership Agreement, a “Tax Partnership Agreement”). For Tax Purposes, the Parties agree that the specific treatment of the transactions contemplated by this Agreement and the Associated Agreements shall be as set forth in the applicable Tax Partnership Agreement.
Section 9.2    Responsibility for Taxes. Except as otherwise provided in the applicable Tax Partnership Agreement, each Party will be responsible for reporting and discharging its own Tax measured by the income or gross receipts of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Associated Agreements. Each Party will indemnify, defend and hold harmless each other Party from and against any and all losses, costs and Liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such Taxes or satisfy such obligations.
Section 9.3    Tax Information. Each Party shall provide to the other Party, in a timely manner and at such Party’s sole expense, with information with respect to Development Operations conducted by such Party as it may reasonably request for preparation of its Tax Returns or responding to any audit or Tax proceeding with respect to Taxes.
Article X
TERM
Section 10.1    Termination. This Agreement will terminate upon the earlier to occur of (the “Termination Date”):
(a)    the mutual agreement of EP Energy and Partner;
(b)    automatically upon the end of the Availability Period;
(c)    upon written notice by Partner (which may be given in its sole discretion), (i) upon a Change in Control of Operator Ultimate Parent, (ii) upon a Change in Control of EP Energy, (iii) upon an EP Energy Well Location Change of Control (which termination under this clause (iii) shall apply solely to the extent of the Development Interests included in such EP Energy Well Location Change of Control and this Agreement shall not terminate with respect to all Development Interests retained by EP Energy); (iv) if EP Energy sells all of its Oil and Gas Interests in the Midland Basin (to the extent permitted under Article VIII) or (v) upon an EP Energy Package Transfer (which termination under this clause (v) shall apply solely to the extent of the Development Interests included in such EP Energy Package Transfer and this Agreement shall not terminate with respect to all Development Interests retained by EP Energy); and
(d)    upon written notice by EP Energy (which may be given in its sole discretion), upon (i) a Change in Control of Partner or (ii) a Partner Package Transfer; and
Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Section 10.1(c) or Section 10.1(d), then the terminating party shall elect to (i) immediately withdraw from all Development Operations (even if included in a then-current Approved Drilling Program) that have not commenced and terminate the Agreement effective upon Completion of those Development Operations that are ongoing and the installation of the applicable pumping unit(s) (if any, as set forth in the applicable Approved Drilling Program(s)) or (ii) to continue this Agreement in full force and effect until the Completion of all Development Operations included in a then-current Approved Drilling Program and the installation of the applicable pumping unit(s) (if any, as set forth in the applicable Approved Drilling Program(s)) upon which time this Agreement shall terminate; provided that if this Agreement is terminated pursuant to Section 10.1(c)(iii) or Section 10.1(c)(v) Partner’s right under this paragraph shall be limited to the extent of the Development Interests included in such EP Energy Well Location Change of Control or EP Energy Package Transfer (as applicable) and shall not apply regarding all Development Interests retained by EP Energy.
Section 10.2    Effect of Termination. Upon the Termination Date, this Agreement (with respect to termination under Section 10.1(c)(iii) or Section 10.1(c)(v), limited to the extent as set forth thereunder) will forthwith become void and the Parties will have no liability or obligation hereunder; provided, however, that (i) the termination of this Agreement or any provision hereof will not relieve any Party from any expense, Liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (ii) the provisions of the applicable Tax Partnership Agreement will survive such termination and remain in full force and effect with respect to each Development Interest until such Tax Partnership Agreement ceases to apply to such Development Interest in accordance with its terms, (iii) the provisions of Article I, Section 2.1(a), Section 2.1(b), Section 2.1(d) (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 2.3, Section 2.4 (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 2.5, Section 2.6, Section 2.7, Section 3.1(a), Section 3.1(c)-(d) (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 3.3 (solely with respect to the provisions that survive the termination of this Agreement, as applicable), Section 3.4, Section 3.5(a)-(b) (solely with respect to any termination pursuant to Section 10.1(b) or (c)), Section 3.7, Section 3.10, Section 3.12, Section 3.14, Section 3.15, Section 3.16, Section 4.2(g)(iv) (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 4.3(b), Section 4.4, Section 4.5 (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 5.1(a), (c) and (d) (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Section 5.2, Section 5.4, Article VI (solely with respect to Elected Option Wells until the Completion of the last Elected Option Well), Article VII (solely with respect to the termination of this Agreement pursuant to Section 10.1(b)), Section 8.1(b)-(f) (except with respect to the termination of this Agreement pursuant to Section 10.10(a)), Section 8.4, Section 8.5, Section 9.1, Section 9.2, this Section 10.2, Article XI (to the extent provided in Section 12.8), Article XII (to the extent provided in Section 12.8) and Article XIV (together with such other provisions of this Agreement to the extent necessary to give effect to the foregoing provisions) will survive such termination and remain in full force and effect indefinitely, (iv) the provisions of Article XIII will survive such termination and remain in full force and effect until the one-year anniversary of such termination, and (v) the provisions of Section 3.2 will survive such termination and remain in full force and effect until the earlier of (A) the effective date of the termination of the Services provided by EP Energy in accordance with Section 3.11(d) or (B) the Reversion of all Well Groups.

Article XI
REPRESENTATIONS AND WARRANTIES
Section 11.1    EP Energy Representations and Warranties. Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, EP Energy represents and warrants to Partner, (i) with respect to the Development Interests included in the First Tranche Drilling Program (other than with respect to any Farmout Wells deemed included in such First Tranche Drilling Program under Section 4.6), as of the Execution Date, (ii) with respect to the Development Interests included in the Second Tranche Drilling Program (other than with respect to any Farmout Wells deemed included in such Second Tranche Drilling Program under Section 4.6), as of the date such program is approved, and (iii) with respect to any Additional Well included in an Additional Well Notice, as of the date that Partner elects to participate in such Additional Well under Section 4.6, the following:
(a)    Organization, Existence and Qualification. EP Energy is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and EP Energy has all requisite power and authority to own and operate the Development Interests, the Leases and the lands pooled therewith and to carry on its business as now conducted. EP Energy is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect upon the ability of EP Energy to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
(b)    Authority, Approval and Enforceability. EP Energy has full power and authority to enter into and perform this Agreement, the Associated Agreements to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by EP Energy of this Agreement and any Associated Agreement to which it is a party have been (or will be) duly and validly authorized and approved by all necessary corporate action on the part of EP Energy. Assuming the due authorization, execution and delivery by Partner, this Agreement is, and the Associated Agreements to which EP Energy is a party, when executed and delivered by EP Energy, will be, the valid and binding obligations of EP Energy and enforceable against EP Energy in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The transactions contemplated hereby have been approved by the board of directors of EP Energy Corporation, the parent of EP Energy, excluding any members of such board of directors that are affiliated with Partner or otherwise would have an interest in the transactions (“Disinterested Directors”). A sub-committee of the Governance and Nominating Committee of the board of directors of EP Energy Corporation, consisting of Disinterested Directors and who were advised by independent legal and financial advisors, recommended the related party transactions contemplated hereby to the board of directors of EP Energy Corporation.

(c)    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by EP Energy of this Agreement and the Associated Agreements to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of EP Energy, (b) result in a default or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which EP Energy is a party or by which EP Energy, the Development Interests or the Leases (and/or lands pooled therewith) may be bound or (c) violate any Law applicable to EP Energy or any of the Development Interests or the Leases (and/or lands pooled therewith) in any material respect.
(d)    Consents and MUI Provisions. Except (i) as set forth in Schedule 11.1(d), (ii) for Customary Post-Closing Consents, (iii) as may be contained in permits, licenses, servitudes, easements and rights of way and (iv) for Preferential Purchase Rights, there are no consents or waivers of maintenance of uniform interest provisions (in each case) from Third Parties, that EP Energy is required to obtain in connection with the transfer of any Conveyed Interest by EP Energy to Partner or the consummation of the transactions contemplated by this Agreement or any Associated Agreement by EP Energy (each, a “Consent”).
(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to EP Energy’s Knowledge, threatened in writing against EP Energy or any Affiliate of EP Energy.
(f)    Foreign Person. EP Energy is not (a) a “foreign person” within the meaning of Section 1445 of the Code or (b) an entity disregarded as separate from any other Person within the meaning of Treas. Reg. Section 301.7701-3(a).
(g)    Litigation. Except as set forth in Schedule 11.1(g), there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending (which has been served on EP Energy, an Affiliate of EP Energy or an agent of EP Energy, or of which EP Energy has received written notice) or, to EP Energy’s Knowledge, threatened in writing against the Development Interests, Leases and/or lands pooled therewith or EP Energy with respect to the Development Interests, Leases and/or lands pooled therewith. Except as set forth in Schedule 11.1(g), neither EP Energy nor any of its Affiliates has received any written claim regarding any tort liability or strict liability with respect to any Development Interest, Leases and/or lands pooled therewith, which claim has not been cured or remedied. Notwithstanding the foregoing, this Section 11.1(g) does not include any matters with respect to Environmental Laws or Taxes.

(h)    Material Contracts.
(i)    Schedule 11.1(h) sets forth all Applicable Contracts of the type described below (contracts of such types described below, collectively, “Material Contracts”):
(A)    any Applicable Contract that can reasonably be expected to result in aggregate payments by EP Energy and Partner of more than $100,000 during the current or any subsequent Calendar Year during the Availability Period (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(B)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to EP Energy and Partner of more than $100,000 during the current or any subsequent Calendar Year during the Availability Period (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(C)    any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon 60 days’ or less notice;
(D)    any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;
(E)    any agreement that creates or includes an area of mutual interest or similar provision or any non-competition restriction on doing business;
(F)    any Applicable Contract that contains a call on production;
(G)    any Applicable Contract where the primary purpose thereof was to indemnify another Person;
(H)    any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Applicable Contract;
(I)    any Applicable Contract that constitutes a drilling contract; and
(J)    any Applicable Contract between EP Energy and any of its Affiliates.
(ii)    Except as set forth in Schedule 11.1(h)(ii), there exists no material default under any Material Contract or MSA (to the extent such MSA relates to any Development Operations and/or the Development Interests) by EP Energy or, to

EP Energy’s Knowledge, by any other Person that is a party to such Material Contract or MSA (to the extent such MSA relates to any Development Operations and/or the Development Interests), and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract or MSA (to the extent such MSA relates to any Development Operations and/or the Development Interests) by EP Energy or, to EP Energy’s Knowledge, any other Person who is a party to such Material Contract or MSA (to the extent such MSA relates to any Development Operations and/or the Development Interests).
(i)    No Violation of Laws. Except as set forth in Schedule 11.1(i), (a) EP Energy is not in material violation of any applicable Laws with respect to its ownership and operation of the Development Interests, the Leases and/or lands pooled therewith and (b) no notice in writing from any Third Party (including any Governmental Authority) has been received by EP Energy or any of its Affiliates alleging a violation of any Law in any material respect with respect to the ownership, operation, development, maintenance, or use of the Development Interests, the Leases and/or lands pooled therewith, which violation has not been cured or remedied. Notwithstanding the foregoing, this Section 11.1(i) does not include any matters with respect to Environmental Laws or Taxes.
(j)    Preferential Purchase Rights. Except as set forth in Schedule 11.1(j), there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of any Conveyed Interest or in connection with the transactions contemplated hereby (each, a “Preferential Purchase Right”).
(k)    Brokers’ Fees. EP Energy has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Partner or any Affiliate of Partner will have any responsibility.
(l)    Condemnation. There is no actual or, to EP Energy’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Well Locations or any material part of the Leases (in each case) by reason of condemnation or the threat of condemnation.
(m)    Permits. To EP Energy’s Knowledge, EP Energy has obtained and is maintaining (or will obtain prior to the spudding of any applicable Farmout Well) all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Permits”) that are presently necessary or required for the drilling of, and ownership and operation of, the Farmout Wells drilled (or to be drilled) and operated by EP Energy as currently owned and operated (excluding Environmental Permits).
(n)    Environmental Matters. EP Energy is in compliance in all material respects with all Environmental Laws relating to the Initial Wells, which compliance includes maintaining and complying in all material respects with all Environmental Permits. To EP Energy’s Knowledge, EP Energy is in compliance in all material respects with all

Environmental Laws relating to the Leases and/or lands pooled therewith (other than the Initial Wells), which compliance includes maintaining and complying in all material respects with all Environmental Permits.
(i)    EP Energy has not entered into, and is not subject to, any pending or current consent order, consent decree, compliance order, or administrative order pursuant to any Environmental Laws that relates to the ongoing or future use of any of the Leases and/or lands pooled therewith and that requires any material remediation or other material change in the present condition of the lands covered by any of the Leases and/or lands pooled therewith.
(ii)    EP Energy is not subject to any pending or, to EP Energy’s Knowledge, threatened legal claim or proceeding by or before a Governmental Authority related to the Leases and/or lands pooled therewith and arising from any material non-compliance with or any material Liability under Environmental Laws.
(iii)    To EP Energy’s Knowledge, there has not been: (i) any offsite disposal of Hazardous Substances by EP Energy arising out of its ownership of, or operations on, or otherwise in connection with, the Leases and/or lands pooled therewith, other than saltwater disposal conducted pursuant to Applicable Contracts; or (ii) any release of, exposure of any Person to, or contamination by any Hazardous Substances on, at, under or from any of the lands covered by, or otherwise in connection with, the Leases; and that with respect to both (i) and (ii) could result in any material Liability under Environmental Laws.
(iv)    EP Energy has provided to Partner a copy of all environmental audits, reports and other material environmental, health or safety documents relating to the Leases and/or lands pooled therewith that are in its possession or control and that have been prepared within the five Calendar Years preceding the Execution Date.
(o)    Taxes. Except as set forth in Schedule 11.1(o), all Asset Taxes relating or applicable to EP Energy’s acquisition, ownership or operation of the Development Interests that have become due and payable have been paid in full and EP Energy is not delinquent in the payment of any such Asset Taxes; all Tax Returns with respect to Asset Taxes that are required to have been filed with respect to EP Energy’s acquisition, ownership or operation of the Development Interests have been timely and properly filed and such Tax Returns are true, correct, and complete in all material respects; none of the Development Interests is subject to any lien arising in connection with any failure or alleged failure to pay any Tax (other than Taxes not yet due and payable); there are no outstanding waivers or extensions of any statutes of limitations regarding the assessment or collection of any Asset Tax of EP Energy relating to EP Energy’s acquisition, ownership or operation of the Development Interests; EP Energy has not received written notice of any claim made by a Governmental Authority in a jurisdiction where EP Energy does not file a Tax Return that EP Energy is or may be subject to taxation by that jurisdiction with respect to any Asset Taxes relating to EP Energy’s acquisition, ownership or operation of the Development Interests; no unresolved

Tax proceedings or audits related to or in connection with the Development Interests are pending or have been threatened in writing with respect to Asset Taxes; and none of the Development Interests is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (excluding, for this purpose, the First Tranche Tax Partnership, the Second Tranche Tax Partnership or any Subsequent Tax Partnership recognized as having been created pursuant to Section 9.1 of this Agreement).
(p)    Special Warranty. EP Energy warrants Defensible Title to each of the Well Locations against all Persons lawfully claiming or to claim the same by, through or under EP Energy and/or its Affiliates (including, for the avoidance of doubt, any action or inaction that may cause a termination or expiration of all or a portion of the applicable Leases), but not otherwise.
(q)    Insurance Coverage. EP Energy has procured and maintained in effect insurance coverages in scope and amount not less than the coverages that may be required by Laws, any Governmental Authorities and any JOA by which the Development Interests are bound or that are customarily obtained by reasonable prudent operators engaged in the oil and gas exploration and production business in the area in which the Leases are located, including the policies set forth on Exhibit E.
(r)    Liquidity. EP Energy has access to sufficient financial resources (including cash or available borrowing capacity) to pay its share of costs that it is required to pay under this Agreement, and to complete and bring online (or cause to be completed and brought online) the Offsite Infrastructure necessary to transport, process and market the EP Energy Production and the Partner Production.
(s)    Advance Payments. EP Energy is not obligated by virtue of any take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Development Interests at some future time without receiving payment therefor at or after the time of delivery.
(t)    Payout Status. To EP Energy’s Knowledge, Schedule 11.1(t) contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Well Locations and/or Farmout Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 11.2    Partner Representations and Warranties. Partner represents and warrants to EP Energy, as of the Execution Date and as of the date of approval of the Proposed Second Tranche Drilling Program, the following:
(a)    Organization, Existence and Qualification. Partner is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Partner is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Partner to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
(b)    Authority, Approval and Enforceability. Partner has full power and authority to enter into and perform this Agreement, the Associated Agreements to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Partner of this Agreement and any Associated Agreement to which it is a party have been (or will be) duly and validly authorized and approved by all necessary limited liability company actions on the part of Partner. Assuming the due authorization, execution and delivery by EP Energy, this Agreement is, and the Associated Agreements to which Partner is a party, when executed and delivered by Partner, will be, the valid and binding obligations of Partner and enforceable against Partner in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Conflicts. The execution, delivery and performance by Partner of this Agreement and the Associated Agreements to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Partner, (b) result in a default or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Partner is a party or by which Partner or any of its property may be bound or (c) violate any Law applicable to Partner or any of its property in any material respect.
(d)    Consents. Except for those consents and waivers required to be obtained by EP Energy, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Partner is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Partner.
(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Partner’s knowledge, threatened in writing against Partner or any Affiliate of Partner.
(f)    Litigation. There is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending, (which has been served on Partner, an Affiliate of Partner or an agent of Partner, or of which Partner has received written notice) or, to Partner’s knowledge, threatened in writing against Partner that would have a material adverse effect upon the ability of Partner to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(g)    Financing. Partner has access to sufficient financial resources (including available borrowing capacity or available equity commitments) to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Associated Agreements.
(h)    Independent Evaluation. Partner is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Other than with respect to EP Energy’s representations and warranties made in Section 11.1 and EP Energy’s covenants made herein and in the Associated Agreements, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Partner (a) has relied or will rely solely on its own independent investigation and evaluation of the Development Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of EP Energy, and (b) has satisfied or will satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Development Interests.
(i)    Brokers’ Fees. Partner has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which EP Energy or EP Energy’s Affiliates will have any responsibility.
(j)    Accredited Investor. Partner is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
Section 11.3    Update to Schedules. Partner agrees that, (a) with respect to the representations and warranties of EP Energy contained in this Agreement pertaining to the Second Tranche Drilling Program, EP Energy shall have the continuing right until the earlier of (i) the date of approval of the Proposed Second Tranche Drilling Program by Partner or (ii) the date that is 10 Business Days prior to the Second Tranche Approval Deadline and (b) with respect to the representations and warranties of EP Energy contained in this Agreement pertaining to an Additional Well Notice, EP Energy shall have the continuing right until the earlier of (a) the date of election to participate in the Additional Well set forth therein by Partner or (b) the date that is 20 days after the delivery of such Additional Well Notice by EP Energy (the “Schedule Amendment Deadline”) to add, supplement or amend the Schedules to its representations and warranties with respect to any matter regarding Well Locations, Farmout Wells or Additional Wells arising after the Execution Date (or discovered after the Execution Date) that would be required to be set forth or described in such Schedules, whether or not a Schedule currently exists for the applicable representations and warranties. Prior to the Schedule Amendment Deadline, with respect to the Well Locations, Farmout Wells and Additional Wells indicated in such Proposed Second Tranche Drilling Program or Additional Well Notice, as applicable, the Schedules to EP Energy’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein as of the later of (x) the Execution Date and (y) the date of last amendment to the Schedules approved or deemed approved in accordance with this Section 11.3, and shall be deemed to exclude all information contained in any addition, supplement or amendment thereafter; provided, however, that if the Proposed Second Tranche Drilling Program is approved or Partner elects to participate the applicable Additional Well, as applicable, then Partner will not be entitled to make a claim for EP Energy’s breach of any representation or warranty on account of all such matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Schedule Amendment Deadline (whether pursuant to the terms of this Agreement or otherwise) with respect to such Proposed Second Tranche Drilling Program or such Additional Well Notice, as applicable. For the avoidance of doubt, with respect to all matters disclosed pursuant to any such addition, supplement or amendment to the Schedules described in this Section 11.3, if Partner rejects the Proposed Second Tranche Drilling Program or elects not to participate in such Additional Well, Partner will also be deemed to have waived all such matters to the extent relating to such Proposed Second Tranche Drilling Program or such Additional Well Notice, as applicable, and Partner will not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise with respect to the Second Tranche Drilling Program or such Additional Well Notice, as applicable.
Section 11.4    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE XI, THE SPECIAL WARRANTY OF TITLE IN EACH ASSIGNMENT, (I) EP ENERGY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EP ENERGY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PARTNER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PARTNER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF EP ENERGY OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE XI, THE SPECIAL WARRANTY OF TITLE IN EACH ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EP ENERGY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE CONVEYED INTERESTS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE CONVEYED INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (IV) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE

CONVEYED INTERESTS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY EP ENERGY OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO PARTNER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE XI, EP ENERGY FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO SUCH EXCEPTIONS AND PARTNER’S RIGHTS UNDER THIS AGREEMENT AND ANY ASSOCIATED AGREEMENT, PARTNER WILL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT PARTNER HAS MADE OR CAUSED TO BE MADE (OR WILL CAUSE TO BE MADE) SUCH INSPECTIONS AS PARTNER DEEMS APPROPRIATE.
(c)    EXCEPT AS SET FORTH IN SECTION 11.1(n), EP ENERGY HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE WILL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO SECTION 12.2(d) AND PARTNER’S RIGHTS FOR ANY BREACH OF SECTION 11.1(n), PARTNER WILL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND PARTNER HAS MADE OR WILL CAUSE TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS PARTNER DEEMS APPROPRIATE.
(d)    EP ENERGY AND PARTNER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF

CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 11.4 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
Article XII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
Section 12.1    Assumption by Partner. Without limiting Partner’s rights to indemnity under this Article XII,
(a)    from and after the Execution Date and until the Partner Working Interest Reduction Point with respect to each Conveyed Interest, Partner assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) the Initial Partner Working Interest Share of Development Interest Obligations arising prior to the Partner Working Interest Reduction Point; and
(b)    from and after the Partner Working Interest Reduction Point, with respect to each Conveyed Interest, Partner assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) the Residual Partner Working Interest Share of Development Interest Obligations arising on or after the Partner Working Interest Reduction Point.
All of the obligations and Liabilities described in this Section 12.1 that Partner assumes are referred to herein as the “Assumed Obligations”; provided, however, that Partner does not assume (and the Assumed Obligations will not include) any Retained Environmental Conditions.
Section 12.2    Indemnities of EP Energy. Notwithstanding anything to the contrary in Section 12.1, subject to the limitations set forth in Section 12.4 and Section 12.8 or otherwise in this Agreement and without duplication, EP Energy will be responsible for, will pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Partner and its Affiliates, and all of its and their respective equityholders, partners, owners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Partner Indemnified Parties”) from and against any and all Liabilities incurred by Partner Indemnified Parties, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by EP Energy of any of its representations or warranties contained in Section 11.1; provided that EP Energy’s liability in respect of or arising out the breach of Section 11.1(p) shall solely be in accordance with and subject to the applicable Assignment;
(b)    any breach by EP Energy of any of its covenants or agreements under this Agreement;
(c)    (i) from and after the Execution Date and until the Partner Working Interest Reduction Point, other than the Carried Costs for which Partner is responsible under Section

5.1(b), the Initial EP Energy Working Interest Share of Development Interest Obligations arising prior to the Partner Working Interest Reduction Point, and (ii) from and after Partner Working Interest Reduction Point, (A) except as covered by clause (B) below, the Residual EP Energy Working Interest Share of Development Interest Obligations arising on or after the Partner Working Interest Reduction Point and (B) the portion of Partner’s pre-Reversion Working Interest in the Wells that reverts to EP Energy, regardless of whether such Liability arose before, on or after Reversion (for the avoidance of doubt, such Liabilities shall not include the Assumed Obligations described in Section 12.1(b));
(d)    any Retained Environmental Condition; or
(e)    excluding the Development Interest Obligations, any Liability to Third Parties associated with other operations conducted on the Leases, whether arising prior to, on or after the Execution Date.
Section 12.3    Indemnities of Partner. Partner and its successors and assigns will assume and be responsible for, will pay on a current basis, and hereby agree to defend, indemnify, hold harmless and forever release EP Energy and its Affiliates, and all of its and their respective equityholders, partners, owners, members, directors, officers, managers, employees, agents and representatives (collectively, the “EP Energy Indemnified Parties”) from and against any and all Liabilities incurred by EP Energy Indemnified Parties, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Partner of any of its representations or warranties contained in Section 11.2;
(b)    any breach by Partner of any of its covenants or agreements under this Agreement;
(c)    the Assumed Obligations; or
(d)    the performance of the Services (excluding, for the avoidance of doubt, any breach by EP Energy of its obligation to perform the Services as described in Section 3.11), except to the extent arising out of any EP Energy Indemnified Party’s gross negligence or willful misconduct.
Section 12.4    Limitation on Liability.
(a)    Except as provided in Section 12.4(c), EP Energy will not have any liability for any indemnification under Section 12.2(a) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $50,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Partner exceeds the Indemnity Deductible, and then, only to the extent such Liabilities exceed the Indemnity Deductible.

(b)    Except as provided in Section 12.4(c), notwithstanding anything to the contrary contained in this Agreement, EP Energy will not be required to indemnify any Partner Indemnified Parties for aggregate Liabilities arising pursuant to EP Energy’s (i) indemnity obligations in Section 12.2(a) in excess of an amount equal to $45,000,000, or (ii) for aggregate Liabilities arising pursuant to EP Energy’s indemnity obligations in Section 12.2(b) with respect only to EP Energy’s obligation under Section 3.11(a) in excess of an amount equal to the aggregate Management Fees actually received by EP Energy, other than Liabilities arising out of any EP Energy Indemnified Party’s gross negligence or willful misconduct (subject to such limitation, the “MSA Liability Cap”).
(c)    Section 12.4(a) and Section 12.4(b) will not apply to, and will in no way limit, any Liability or indemnity of EP Energy in respect of or arising out of (i) Section 12.2(a) for the breach of the Specified Representations or (ii) Sections 12.2(b) through 12.2(e); provided that EP Energy’s liability in respect of or arising out of Section 12.2(b) solely for the breach of Section 3.11(a) shall be limited as set forth in Section 12.4(b).
(d)    For purposes of determining whether there has been a breach of any of EP Energy’s representations and warranties for which Partner is entitled to indemnification hereunder and the amount of any Liabilities resulting therefrom, any dollar or materiality qualifiers in EP Energy’s representations or warranties shall be disregarded.
Section 12.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OR BY ANY INDEMNIFIED PARTY, EXCEPT FOR SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. PARTNER AND EP ENERGY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
Section 12.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Article VI, including Section 6.4 (subject to the limitations thereof), and Article XIII, and except for the special warranty contained in each Assignment and except for the Parties’ rights and remedies under the EP/Apollo JOA, the Parties agree that Section 12.2 and Section 12.3 contain the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement (except for the breach of EP Energy’s representation in Section 11.1(p), which shall solely be pursuant to the applicable Assignment). Except as expressly specified in this Agreement or any Associated Agreement and without limiting Partner’s right to indemnification under Section 12.2, Partner, on its own behalf and on behalf of the Partner Indemnified Parties, hereby releases, remises and forever discharges EP Energy and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Partner or the Partner Indemnified Parties might now or subsequently have, based on, relating to or arising out of, any rights to contribution under CERCLA, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, in each case, relating to any Environmental Condition or Liability under Environmental Law existing prior to the Execution Date.
Section 12.7    Indemnification Procedures. All claims for indemnification under Section 12.2 and Section 12.3 will be asserted and resolved as follows:
(a)    For purposes of this Article XII, the term “Indemnifying Party” when used in connection with particular Liabilities means the Party or Parties having an obligation to indemnify the other Party or other Persons with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities means the Party or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to this Article XII.
(b)    To make a claim for indemnification under Section 12.2 or Section 12.3, an Indemnified Party will notify the Indemnifying Party of its claim under this Section 12.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and will enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.7(b) will not relieve the Indemnifying Party of its obligations under Section 12.2 or Section 12.3 (as applicable) except to the extent (and then only to the extent) such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice must specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it will have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third

Party Claim. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.7(d). An Indemnifying Party will not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity and paid by the Indemnifying Party).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party will have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party will send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party will have the option for 10 days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice will be deemed to be an election under subsection (iii) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities will conclusively be deemed a liability of the Indemnifying Party hereunder.
Section 12.8    Survival.
(a)    Except for the Specified Representations, the representations and warranties of the Parties in Article XI with respect to (i) the First Tranche Drilling Program will survive the Execution Date for a period of 18 Calendar Months and (ii) the Second Tranche Drilling Program, if applicable, will survive for a period of 18 Calendar Months following the date of approval of the Proposed Second Tranche Drilling Program. The Specified Representations (other than Section 11.1(f) and Section 11.1(o)) will survive the Execution Date without time limit and the representations and warranties in Section 11.1(f) and Section 11.1(o) will survive the Execution Date until the date that is 30 days following the expiration of the applicable statute of limitation. Subject to the foregoing and Section 12.8(b), the remainder of this Agreement will survive the Execution Date without time limit. Representations, warranties, covenants and agreements will be of no further force or effect after the date of their expiration; provided, that there will be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 12.2(a), Section 12.2(b), Section 12.3(a) and Section 12.3(b) will terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date; provided that, the indemnity in Section 12.2(b), as it relates to any covenant of EP Energy in Article IX, will survive the Execution Date until the date that is 30 days following the expiration of the applicable statute of limitation. EP Energy’s indemnities in Section 12.2(c) and Section 12.2(d) will terminate five Calendar Years after the expiration of the Availability Period. All remaining indemnity obligations contained in this Agreement will survive the execution hereof without time limit.
Section 12.9    Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement will be reduced by any corresponding insurance proceeds (less applicable insurance premiums) from insurance policies carried by a Party actually realized by such Party; provided that such Party will not be obligated to pursue such claims.
Section 12.10    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities will not be applicable to this Agreement or the transactions contemplated hereby.
Article XIII
CONFIDENTIALITY
Section 13.1    Confidentiality. The Parties agree that (i) the terms and conditions of this Agreement, the EP/Apollo JOA and any other Associated Agreements, (ii) the terms and conditions of any agreements disclosed to Partner pursuant to this Agreement or any Associated Agreement and (iii) all information related to Development Operations and the Development Interests will be considered confidential to the extent provided in the EP/Apollo JOA.
Section 13.2    Publicity.
(a)    Except as expressly permitted in Section 13.1, without the prior written approval from the other Party, no Party will issue, or permit any Affiliate or Representative of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby, in each case except where such release or statement is (i) required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed (provided that such disclosures shall be made only to the extent required thereunder and in any case, prior to making any such press release or public statement, the releasing Party shall (if the urgency of the relevant Law or stock exchange rule so permits) provide a copy of the press release or public statement to the other Party), or (ii) limited to previously released publically available information, which press releases or statements will not be restricted by this Section 13.2.
(b)    Notwithstanding anything to the contrary in Sections 13.1 or 13.2(a), in the event of any emergency which imminently and materially endangers property, lives or the environment, EP Energy may issue such press releases or public announcements as it deems reasonably necessary in light of the circumstances and will promptly provide Partner with a copy of any such press release or announcement, if commercially feasible, prior to such press releases or public announcements being released or made.
Article XIV
MISCELLANEOUS
Section 14.1    Expenses. Partner will bear its own expenses (including fees, charges and disbursements of counsel for Partner) in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Associated Agreements including in connection with any amendments and the assessment of the Proposed Second Tranche Drilling Program (collectively, the “Partner Transaction Expenses”).
Section 14.2    Relationship of the Parties.
(a)    The rights, duties, obligations and liabilities of the Parties (other than Affiliates) under this Agreement will be individual, not joint or collective. It is not the intention of the Parties to create, nor will this Agreement be deemed or construed to create, a mining or other partnership (other than the First Tranche Tax Partnership, the Second Tranche Tax Partnership and any Subsequent Tax Partnership recognized as having been created pursuant to Section 9.1), joint venture or association or a trust. This Agreement will not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties will not be considered fiduciaries.
(b)    Without being in derogation of the Parties’ intention that no partnership or joint venture shall exist between the Parties, in the event that, notwithstanding the intention of the Parties expressed in Section 14.2(a), a partnership or joint venture shall be deemed to exist, to the maximum extent permitted by applicable Law, each Party hereby waives any claim or cause of action against, and hereby eliminates all liabilities of, the other Party and their respective Affiliates, employees, agents and representatives for any breach of any fiduciary duty by any such Person, including, as may result from a conflict of interest, any breach of loyalty or any breach of the duty of loyalty or care. Each Party acknowledges and agrees that in the event of any such conflict of interest, each Party may decide or act on any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates, employees, agents and representatives.
Section 14.3    Notices.
(a)    Generally. Subject to Section 14.3(b), all notices and communications required or permitted to be given hereunder, will be sufficient in all respects if given in writing and delivered personally, sent by bonded overnight courier, mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid or sent by facsimile or email transmission (provided any such facsimile or email transmission is confirmed by written confirmation), addressed to the appropriate Person at the address for such Person shown below:
If to EP Energy:
EP Energy E&P Company, L.P.
1001 Louisiana Street
Houston, Texas  77002
Attention:    Director
Business Development
Email:  Gustavo.Zapata@epenergy.com

With a copy to:
EP Energy E&P Company, L.P.
1001 Louisiana Street
Houston, Texas  77002
Attention:    General Counsel
Email:  marguerite.woung-chapman@epenergy.com

If to Partner:

Wolfcamp DrillCo Operating L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attention: Wilson B. Handler
Email:    whandler@apollolp.com

Any notice given in accordance herewith will be deemed to have been given when delivered to the addressee in person, by courier or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, Federal Express or United Parcel Service, as the case may be. Notices may also be provided for convenience by email to the email addresses listed in this Section 14.3(a); provided, that except as set forth in Section 14.3(b), such email notice will not qualify as an official or effective notice for purposes of this Agreement.
(b)    Other Notices. With respect to any notices and communications required or permitted to be given pursuant to Article II, Article III, Article IV, Article V, Article VIII, or Article XIII, such notices and communications will be sufficient in all respects if given in accordance with Section 14.3(a) or if such notice is delivered by email to the address specified for a Person in Section 14.3(a); provided that, in each case, copies of such notices and communications will not be required to be given to any law firm representing such Party. Any notice given by email will be deemed to have been given on the Business Day such email was sent, if sent during normal business hours, and on the Business Day following such email being sent, if sent at a time other than normal business hours.
(c)    Any Party may change its contact information for notice by giving written notice to the other Party in the manner provided in Section 14.3(a).
Section 14.4    Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement will be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
Section 14.5    Covenants Running with Land. This Agreement and the terms, conditions and covenants hereof shall be deemed to be covenants running with the land, and a burden upon a Party’s interest in the Development Interests, for the benefit of Partner’s (with respect to the burden on EP Energy’s interest) or EP Energy’s (with respect to the burden on Partner’s interest) interest in the Development Interests.
Section 14.6    Waivers; Rights Cumulative. Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents or representatives and no failure by a Party to exercise any of its rights under this Agreement will operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement are cumulative, and the exercise or partial exercise of any such right will not preclude the exercise of any other right.
Section 14.7    Non-Recourse Persons. Except to the extent a named party to this Agreement, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any Liabilities of any Party hereto, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a Third Party beneficiary of this Section 14.7.
Section 14.8    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
Section 14.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, AND THE ASSOCIATED AGREEMENTS COLLECTIVELY CONSTITUTE A SINGLE, INTEGRATED AND ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE ASSOCIATED AGREEMENTS AND ALL EXHIBITS HERETO AND THERETO ARE MADE A PART HEREOF FOR ALL PURPOSES. EACH PARTY ACKNOWLEDGES AND AGREES THAT EACH TERM AND PROVISION OF THIS SINGLE, INTEGRATED CONTRACT WOULD NOT HAVE BEEN AGREED TO, AND THAT EACH WRITING DOCUMENTING THE TERMS, WOULD NOT HAVE BEEN AGREED TO AND ENTERED INTO WITHOUT ALL OTHER COLLECTIVE TERMS AND PROVISIONS OF THE SINGLE, INTEGRATED CONTRACT BEING AGREED TO AND ENTERED INTO BY THE PARTIES. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY APPENDIX, EXHIBIT OR SCHEDULE HERETO, OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF

THE APPENDICES, EXHIBITS OR SCHEDULES HERETO, OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT WILL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS WILL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.9.
Section 14.10    Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.
Section 14.11    Governing Law; Disputes.
(a)    GENERALLY. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS OR THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WILL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HARRIS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
(b)    Damages. None of the Parties will be entitled to recover from any other Party, or such Party’s respective Affiliates, any indirect, consequential, special, punitive or exemplary damages, or damages for lost profits of any kind (except for damages for lost profits that constitute direct damages) arising under or in connection with this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with the defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) will not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover punitive, special, exemplary and consequential, special, punitive or exemplary damages or damages for lost profits of any kind (except for damages for lost profits that constitute direct damages), arising in connection with or with respect to this Agreement, the Associated Agreements or the transactions contemplated hereby and thereby.
Section 14.12    Parties in Interest. Except as set forth in Section 14.7, nothing in this Agreement will create or be deemed to create any Third Party beneficiary rights in any Person that is not a Party or its successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder; provided, that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but will not be obligated to do so).
Section 14.13    Permitted Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns (including, for the avoidance of doubt, Section 3.14). Except as set forth in Article VIII, this Agreement may not be assigned by a Party without the prior written consent of the other Party (which may be granted or withheld in such Party’s sole discretion).
Section 14.14    Further Assurances. From time to time after the Execution Date, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other of the benefits and enjoyment intended to be conveyed under this Agreement, and otherwise to accomplish the purposes of the transactions contemplated hereby.
Section 14.15    Preparation of Agreement. Both EP Energy and Partner and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption will arise based on the identity of the draftsman of this Agreement.
Section 14.16    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts will constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic signature will be deemed an original signature hereto.
Section 14.18    Right of Competition. Except as expressly set forth in this Agreement or the Associated Agreements, no Party nor its Affiliates will have any duty, including any fiduciary duty, to the other Party and its Affiliates with respect to the Development Interests.

Section 14.19    Excluded Assets. For the avoidance of doubt, except as expressly provided herein, no property or asset of EP Energy that is not specifically described in this Agreement will be subject to the terms of this Agreement or any Associated Agreement.
Section 14.20    Rule against Perpetuities. It is not the intent of the Parties that any provisions in this Agreement violate any law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Agreement shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the Parties. In the event, however, that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the living lineal descendants of George Herbert Walker Bush.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

EP ENERGY E&P COMPANY, L.P.
By:	/s/Dane E. Whitehead
	Name:	Dane E. Whitehead
	Title:	EVP & Chief Financial Officer

[Signature Page to Participation and Development Agreement]

WOLFCAMP DRILLCO OPERATING L.P. By: Wolfcamp DrillCo Operating GP LLC, Its general partner
By:	/s/Wilson B. Handler
	Name:	Wilson B. Handler
	Title:	Authorized Person

[Signature Page to Participation and Development Agreement]

APPENDIX I

DEFINITIONS
“Accounting Arbitrator” has the meaning set forth in Section 2.6(b).
“Additional Well” has the meaning set forth in Section 4.6(a).
“Additional Well Notice” has the meaning set forth in Section 4.6(a).
“AFE” means an authorization for expenditure.
“Affiliate” means (a) with respect to EP Energy, only EP Energy Corporation and its direct or indirect wholly owned or Controlled subsidiaries, (b) with respect to Partner, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, Partner, and any Person that is managed, advised or sub-advised by the Partner Ultimate Parent; provided that any and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities (in each case, other than Partner Ultimate Parent and its direct or indirect wholly owned or Controlled subsidiaries) shall not be considered or otherwise deemed to be an “Affiliate” of Partner, and (c) with respect to any other Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.
“Agreed Rate” means the three Calendar Month London Inter-Bank Offer Rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition), plus an additional two percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).
“Agreement” has the meaning set forth in the Preamble.
“Applicable Contracts” means all contracts to which EP Energy is a party or is bound relating to any of the Development Interests, including: net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of (a) any oil and gas lease (including Leases), (b) any easement, right-of-way, permit or other instrument creating or evidencing an interest in any real or immovable property related to or used in connection with the operations of any Development Interests, (c) any master service agreements, and (d) contracts not relating to the Development Interests.

Appendix I - 1

“Approved Drilling Program” means, as applicable, (a) the First Tranche Drilling Program, (b) the Second Tranche Drilling Program (if any) and (c) any Option Well Notice pursuant to which Partner has elected to participate in the Option Wells described therein pursuant to Section 7.2.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Development Interests or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar Taxes and (y) any transfer, sales, use and similar Taxes incurred or imposed with respect to the transfer of the Conveyed Interests pursuant to this Agreement.
“Assignment” means an assignment provided in the Form of Assignment attached to this Agreement as Exhibit I.
“Associated Agreements” means, collectively, the JOAs, each Assignment, each Tax Partnership Agreement and any other agreements entered into by both Parties and any Third Parties in furtherance of the conduct of Development Operations, and “Associated Agreement” means any of them.
“Assumed Obligations” has the meaning set forth in Section 12.1.
“Availability Period” means the period beginning on the Execution Date and ending on the earliest to occur of (a) the later of (i) the date that the last Farmout Well in the First Tranche Drilling Program is Completed and the last pumping unit (if any, as set forth in the applicable Approved Drilling Program) for the Farmout Wells in the First Tranche Drilling Program is installed and (ii) if applicable, the date that the last Farmout Well in the Second Tranche Drilling Program is Completed and the last pumping unit (if any, as set forth in the applicable Approved Drilling Program) for the Farmout Wells in the Second Tranche Drilling Program is installed and (b) the termination of this Agreement pursuant to the terms hereof.
“Bench” means any of the A Bench, the B Bench, or the C Bench.  As used in this definition,“A Bench” means that the stratigraphic equivalent of the interval encountered between 5,844 feet and 6,181 feet Measured Depth (electric log measurement) in the University Salt Draw 41-02FH Well (Well ID 42-105-42192), located in Section 2 of Block 41, University Land Survey, Crockett County, Texas; “B Bench” means that the stratigraphic equivalent of the interval encountered between 6,181 feet and 6,525 feet Measured Depth (electric log measurement) in the University Salt Draw 41-02FH Well (Well ID 42-105-42192), located in Section 2 of Block 41, University Land Survey, Crockett County, Texas; “C Bench” means that the stratigraphic equivalent of the interval encountered between 6,525 feet and 6,893 feet Measured Depth (electric log measurement) in the University Salt Draw 41-02FH Well (Well ID 42-105-42192), located in Section 2 of Block 41, University Land Survey, Crockett County, Texas; and “Measured Depth” is the depth as indicated on the well log for the University Salt Draw 41-02FH Well (Well ID 42-105-42192) attached as Exhibit N.

Appendix I - 2

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas and New York, New York are open for business.
“Calendar Month” means any of the months of the Gregorian calendar.
“Calendar Quarter” means a period of three consecutive Calendar Months, commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.
“Calendar Year” means a period of 12 consecutive Calendar Months, commencing on the first day of January.
“Carried Costs” has the meaning set forth in Section 5.1(b).
“Carry Period” has the meaning set forth in Section 5.1(b).
“CDDU” means that certain University EP Energy Consolidated Drilling and Development Unit Agreement Crockett, Reagan, Irion & Upton Counties, Texas, by and among EP Energy, on the one hand, and, the Commissioner of the General Land Office, on behalf of the State of Texas and the Board for Lease of University Lands, on the other hand, as may be amended from time to time.
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Change in Control” means, (a) as to Partner, any transaction or event that would result in the Partner Ultimate Parent ceasing to Control Partner; (b) as to Partner, any merger, consolidation, amalgamation or similar business combination transaction involving Partner or its Affiliates which results in Partner not being Controlled by the Partner Ultimate Parent; provided, that a Change in Control will be deemed not to have occurred if arising from any of the following circumstances (each, a “PUP Change In Control”): (x) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Partner Ultimate Parent and its subsidiaries taken as a whole or (y) any transaction or series of related transactions pursuant to which the Partner Ultimate Parent consolidates, amalgamates or enters into an arrangement with, or merges with or into, any Person, even if securities of any kind or class of the Partner Ultimate Parent or such other Person are converted into or exchanged for cash, securities or other property, or any other transaction or series of related transactions that results in a change in a Person that Controls the Partner Ultimate Parent; (c) as to EP Energy Corporation, any transaction or event that would result in a “Change of Control” of EP Energy Corporation, as defined in that certain Credit Agreement dated as of May 24, 2012, among EPE Holdings LLC, EP Energy LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., excluding any “Change in Control” resulting from the increase or reduction in shares held by Apollo Management Holdings, L.P., Riverstone Holdings LLC or

Appendix I - 3

any of their respective Affiliates; and (d) as to EP Energy, any transaction or event that would result in EP Energy Corporation ceasing to Control EP Energy.
“Claim Notice” has the meaning set forth in Section 12.7(b).
“Clean Air Act” has the meaning set forth in the definition of Environmental Laws.
“Code” means the Internal Revenue Code of 1986, as amended.
“Completed” means, with respect to a Well, that such Well has been drilled and stimulated such that the Well is prepared to begin producing Hydrocarbons and has been connected to the applicable surface equipment and facilities and any other equipment or activities required to bring the Well to first sale, including, the completion of setting of production casing, perforating, well stimulation and production testing. “Completing,” “Complete” and “Completion” shall have the meanings correlative thereto.
“Consent” has the meaning set forth in Section 11.1(d).
“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action of a Person through the (i) ownership of fifty percent (50%) or more of the Person’s voting rights; (ii) pursuant to a written agreement or contract, a majority of membership in management or in the group appointing or electing management; or (iii) otherwise a majority of control through formal or informal arrangements or business relationships.
“Conveyed Interest” has the meaning set forth in Section 2.3.
“Cost Reconciliation Account” means the Tax Partnership Account designated and controlled (subject to the restrictions provided in Section 4.4) by EP Energy on behalf of the First Tranche Tax Partnership.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the Assignment of the Conveyed Interests to Partner that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Default Notice” has the meaning set forth in Section 6.1(a).
“Default Period” has the meaning set forth in Section 6.1(a).
“Defaulting Party” has the meaning set forth in Section 6.1(a).
“Defensible Title” means, subject to Permitted Encumbrances, title that is fairly deducible of record and/or evidenced by documentation which, although not constituting perfect, merchantable or marketable title, is reasonably probable to be successfully defended if challenged, and, which, with respect to each (x) Well Location set forth in Exhibit A as of the Execution Date, (y) as to any Well Location contemplated in the Proposed Second Tranche Drilling Program for which a related Conveyed Interest has not been assigned by EP Energy to Partner, as of the date of the delivery of

Appendix I - 4

the Proposed Second Tranche Drilling Program that includes such Well Location and (z) as to any Elected Option Well, as of the date of the delivery of the Option Well Notice for such Elected Option Well:
(a)    entitles EP Energy to receive no less than the Net Revenue Interest set forth in (i) Exhibit A for such Well Location as to its Target Bench or (ii) in the applicable Option Well Notice for such Elected Option Well as to its Target Bench, and, in each case, subject to the terms and conditions of the Fifth Amendment to the CDDU;

(b)    obligates EP Energy to bear not more than the Working Interest set forth in (i) Exhibit A for such Well Location as to its Target Bench or (ii) in the applicable Option Well Notice for such Elected Option Well as to its target Bench, except, in each case, for any increase to the Working Interest that is accompanied by at least a proportionate increase in EP Energy's Net Revenue Interest; and

(c)    is free and clear of all Encumbrances.
“Development Area Boxes” means, collectively, the areas outlined in red as depicted on Exhibit C, and individually, any of such areas, (in each case) as such Development Area Boxes may be amended or otherwise revised pursuant to Section 4.2(b).
“Development Interest” has the meaning set forth in Section 2.3, and, for clarity, includes after the acquisition thereof by the Parties, any interests acquired by the Parties pursuant to Section 3.4(e).
“Development Interest Obligations” means all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the applicable Development Interests, regardless of whether such obligations or Liabilities arose prior to, on or after the Execution Date, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests, such as, without limitation, obligations to (i) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense, (ii) plug and abandonment obligations, (iii) clean up and/or remediate the Conveyed Interests in accordance with applicable contracts and Laws, and (iv) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases or as required by Law.
“Development Operation” means any operation conducted pursuant to this Agreement or any JOA.
“Development Operations Contract” has the meaning set forth in Section 3.2(e).
“Disinterested Directors” has the meaning set forth in Section 11.1(b).

Appendix I - 5

“Dispute Notice” has the meaning set forth in Section 2.6(a).
“Effective Lateral” means the portion of the horizontal lateral of a wellbore that is between the first perforated point to the last perforated point.
“Elected Option Wells” has the meaning set forth in Section 7.3.
“Elected Option Well Group” has the meaning set forth in Section 7.3.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Entitlement” means, with respect to a Party, that quantity of Hydrocarbons produced from the Farmout Wells or Elected Option Wells (as applicable) for which that Party or its Affiliates has the ownership right, excluding any fuel loss, shrink, gas lift and other customary loss or usage during production.
“Environmental Condition” means (a) the existence of any condition, fact, or circumstance that violates or gives rise to any Liability under any Environmental Law; (b) a Release of or exposure to a Hazardous Substance, that if known, would be required to be reported to a Governmental Authority pursuant to Environmental Law; or (c) the existence of any environmental pollution, contamination, degradation, damage or injury for which investigative, remedial or corrective action or monitoring is required (or if known, would be required) under Environmental Law.
“Environmental Laws” means all Laws, including common law, relating to pollution or the protection of the environment (including natural resources) and worker health or safety, including those Laws relating to the storage, handling, and use of, or exposure to, Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators, unless such operating practices or standards are required by a Governmental Authority or pursuant to any other Environmental Law, but does include the Clean Air Act (the “Clean Air Act”), the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act.
“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required as of the Execution Date by Environmental Laws for the operation of the Farmout Wells.
“EP/Apollo JOA” has the meaning set forth in Section 3.4(a).
“EP Energy” has the meaning set forth in the Preamble.
“EP Energy Indemnified Parties” has the meaning set forth in Section 12.3.

Appendix I - 6

“EP Energy Package Transfer” has the meaning set forth in Section 8.1(a)(ii).
“EP Energy Production” means the Entitlement in respect of EP Energy.
“EP Energy Well Location Change of Control” means any merger, consolidation, equity sale, amalgamation or similar business combination transaction (or series of transactions) (including the Transfer by EP Energy of Development Interests to an Affiliate and a subsequent sale of equity in such Affiliate) involving EP Energy or its Affiliates which results in any Person (other than a Party or any of its Affiliates) owning, directly or indirectly, more than 10% of EP Energy’s or its Affiliates’ Working Interest in any Farmout Wells, Elected Option Wells (if applicable) or Well Locations, excluding any Change in Control of EP Energy or EP Energy Corporation, or any other transaction involving a Transfer of equity or other ownership interest in EP Energy or EP Energy Corporation.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Secured Debt” has the meaning set forth in Section 2.4.
“Farmout” means any contract right whereby one or more Oil and Gas Interests, or an interest therein, may be earned by the drilling of one or more wells or the conduct of other Hydrocarbon development operations.
“Farmout Well” has the meaning set forth in Section 2.2.
“Fifth Amendment to CDDU” means that certain Fifth Amendment to the CDDU, dated as of May 10, 2016.
“Final IRR Statement” has the meaning set forth in Section 2.6(a).
“First Funding Date” means, with respect to a Farmout Well or Elected Option Well (as applicable), the date on which EP Energy receives from Partner payment in full of all amounts set forth in the first billing statement, invoice or advance billing request, as applicable, issued by EP Energy in respect of such Farmout Well or Elected Option Well (as applicable).
“First Tranche” means the Farmout Wells included in the First Tranche Drilling Program.
“First Tranche Drilling Program” has the meaning set forth in Section 4.1(a).
“First Tranche Tax Partnership” has the meaning set forth in Section 9.1.
“Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby that cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented, avoided or removed and that prevents the total or partial performance of obligations of the affected Party under this Agreement. The following causes and events (the list of which is not exhaustive) will be considered Force Majeure Events to the extent such causes and events present the characteristics described above: acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public

Appendix I - 7

enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems or other related facilities; arrests, orders, requests, directives, restraints and requirements of governments and government agencies, either federal or state, civil and military; any application of government conservation or curtailment rules and regulations; explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe; outages (shutdown) for the making of repairs, alterations, relocations or inspections; inability to secure labor or materials, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, or any other causes, whether of the kind enumerated herein or otherwise that present the characteristics described above. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, after the exercise of its commercially reasonable efforts, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence and its commercially reasonable efforts, such permits and permissions. Notwithstanding the foregoing, changes in commodity prices affecting the oil and gas industry generally shall not constitute a Force Majeure Event.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” means any substance, material or waste for which Liability or regulatory requirements may be imposed under Environmental Laws, including (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos‑containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) Hydrocarbons or any fractions or byproducts thereof Released into the environment; and (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency pursuant to the Clean Air Act.
“Hedge Contract” means any swap, costless collar, or other contract or agreement mutually agreed by the Parties that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, but excluding long-term Hydrocarbon purchase, sale, processing, or marketing contracts.

Appendix I - 8

“High Price Trigger Event” means the occurrence of the following: the forward strip pricing for the NYMEX WTI Light Sweet Crude First Nearby Month Settlement for the 12th month after the current day is greater than $40 per barrel for each current day of a consecutive 15-day period immediately prior to the date of determination.
“HSE” has the meaning set forth in Section 3.2(d)(i).
“HSE Program” has the meaning set forth in Section 3.2(d)(i).
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Indemnified Party” has the meaning set forth in Section 12.7(a).
“Indemnifying Party” has the meaning set forth in Section 12.7(a).
“Indemnity Deductible” means $2,000,000.
“Infill Well” means any Well that the lateral portion of the wellbore of such Well is approximately 335’ for Wells in the same Bench and 770’ for Wells in the same Parasequence] in each case to an existing horizontal lateral of a Farmout Well or Elected Option Well (as applicable).
“Initial Default Date” means the date on which a Party is obligated to make a payment pursuant to the terms of this Agreement (including, for the avoidance of doubt, EP Energy’s payment obligation under the last sentence of Section 5.2) or any Development Operations Contract.
“Initial EP Energy Working Interest Share” means an undivided 50% of the Working Interest in the Development Interests. For the avoidance of doubt, the Initial EP Energy Working Interest Share shall bear the impact of the after payout rights or other similar interests held by any other Person as of the Execution Date (including the interest held by Lone Star Production Company under Lone Star Letter Agreement).
“Initial Partner Working Interest Share” means an undivided 50% of the Working Interest in the Development Interests. Notwithstanding anything herein to the contrary, the Initial Partner Working Interest Share shall not bear the impact of the after payout rights or other similar interests held by any other Person as of the Execution Date (including the interest held by Lone Star Production Company under the Lone Star Letter Agreement).
“Initial Well Cash Amount” has the meaning set forth in Section 4.4.
“Initial Wells” means the Wells set forth on Schedule 1.
“IRR” means, with respect to a Well Group, an annual internal rate of return on the sum of (i) all costs and expenses incurred in the conduct of Development Operations in respect of Wells in such Well Group and paid by Partner, and all other fees, costs and expenses paid by Partner under this Agreement or any Associated Agreement, including the Carried Costs, costs paid by Partner

Appendix I - 9

pursuant to Section 5.2, litigation expenses related to the Development Operations, Lease Operating Expenses paid by Partner, all production handling fees and overhead fees paid by Partner pursuant to any EP/Apollo JOA, costs paid pursuant to Section 12.3(c) or Section 12.3(d) and insurance costs paid by Partner pursuant to the terms of this Agreement or a JOA (whether or not included in an authorization for expenditure), (ii) the portion of the aggregate Management Fee attributable to such Well Group to be calculated each Calendar Year based on the number of Wells drilled in such Well Group over the total number of Wells drilled in all Well Groups, (iii) the Partner Transaction Expenses not to exceed an amount equal to $300,000 in the aggregate (with any excess amount excluded from the calculation of the IRR), and (iv) any cost, gain or loss (including any settlement costs) borne by Partner pursuant to the Permitted Hedge Contracts relating to such Wells in such Well Group but excluding any cost, gain or loss (including any settlement costs) associated with derivative activities of Partner including pursuant to any Hedge Contract that is not a Permitted Hedge Contract and any non-settlement costs associated with a Permitted Hedge Contract. In calculating the IRR: (a) all costs paid by Partner will be considered to have been made on the date actually paid by Partner; (b) the source of Partner’s returns on such investment shall be the total revenues actually received by Partner in cash for its Entitlement (including any revenues received by Partner under a marketing contract); (c) all distributions paid to Partner will be considered to have been made on the date actually received in cash by Partner; and (d) the IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR proposed by EP Energy and reasonably acceptable to Partner). Further, the Parties agree that EP Energy, as operator, may net operating costs out of revenue received by EP Energy to be disbursed to Partner and, for purposes of calculating the IRR, only such amounts actually received by Partner shall constitute revenues received by Partner and only such amounts actually paid by Partner shall constitute costs and expenses paid by Partner. Notwithstanding the foregoing, “IRR” shall not include (x) costs and expenses paid by Partner to an Accounting Arbitrator in accordance with Section 2.6(b) (y) income, franchise and similar Taxes and (z) any other costs and expenses expressly excluded from the calculation of the IRR pursuant to this Agreement. For clarity, the calculation of the IRR is intended to be based on an actual cash-on-cash return basis.
“JOA” means, individually, the EP/Apollo JOA and Third Party JOAs, and, collectively, all of them.
“Knowledge” means, with respect to EP Energy, the actual knowledge (after reasonable inquiry) of: (a) with respect to the representations and warranties of EP Energy made as of the Execution Date, Gustavo Zapata, (Director, Business Development), Carol Eldridge (Director, Marketing), Laren Leander (Director, Tax), Richard Little (Vice President, Southern), Scott Forbes (Director, Supply Chain Management), Glenn Harper (Director, HSER), Jim Mueller (Director, Royalty and Revenue Accounting), and Daniel Rohling (Business Area Manager), and (b) with respect to the representations and warranties of EP Energy made as of any date after the Execution Date pursuant to Article XI, (i) those Persons identified in subpart (a) and (ii) any other Person holding the same title as any of the Persons identified in subpart (a) at any time between the Execution Date and the date such representations and warranties are made (or if any of such titles have changed or any of the positions with such titles have been removed at any time after the Execution Date, such Persons holding positions of substantially similar duties and obligations).

Appendix I - 10

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease Operating Expenses” means, with respect to a Farmout Well or Elected Option Well (as applicable), any costs customarily classified as operating expenses in accordance with GAAP and consistent with past practices incurred with respect to such Farmout Well or Elected Option Well (as applicable) after such Well has commenced production of Hydrocarbons.
“Leases” has the meaning set forth in Section 2.3.
“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.
“Lone Star Letter Agreement” has the meaning set forth in Section 2.5(a).
“Low Price Trigger Event” means the occurrence of the following: the forward strip pricing for the NYMEX WTI Light Sweet Crude First Nearby Month Settlement for the 12th month after the current day is less than or equal to $40 per barrel for each current day of a consecutive 15-day period immediately prior to the date of determination.
“MAE Event” means one or more of the following events: (i) an “Event of Default” (as defined in the applicable agreement or, if not defined, any defined term with a similar meaning) under any credit agreement, bond indenture or similar agreement of EP Energy has occurred and is continuing; (ii) EP Energy has entered insolvency or bankruptcy proceedings; or (iii) any secured party of EP Energy has taken possession or commenced enforcement actions against any of EP Energy’s Development Interests in the Development Area.
“Management Fee” has the meaning set forth in Section 3.11(d).
“Marketer” has the meaning set forth in Section 3.7(b).
“Marketing Transaction” has the meaning set forth in Section 3.7(c).
“Material Contracts” has the meaning set forth in Section 11.1(h).
“Memorandum” means those certain Memoranda of Development Agreement, in the form attached in Exhibit J, in each case, to be executed by the Parties and in sufficient counterparts to allow for recording, and filed against the Development Interests and Leases to evidence the Parties’ respective rights and obligations under this Agreement.
“Midland Basin” means Reagan, Crockett and Upton Counties, Texas.
“MSA Liability Cap” has the meaning set forth in Section 12.4(b).

Appendix I - 11

“Net Revenue Interest” means, with respect to any Well Location set forth on Exhibit A (limited to the Target Bench), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well Location (limited to the Target Bench), after giving effect to all Burdens and subject to the Fifth Amendment to the CDDU.
“Non-Defaulting Party” has the meaning set forth in Section 6.1(a).
“Non-Recourse Person” has the meaning set forth in Section 14.7.
“Offered Interest” has the meaning set forth in Section 8.2(a).
“Offsite Infrastructure” means all facilities and equipment, including flow lines, compression facilities, meters and other tangible personal property, fixtures and improvements, owned by EP Energy and installed downstream of the wellhead separator to and including the outlet flange(s) of the central processing facilities (“CPF”) and the pipeline(s) downstream of the CPF that deliver Hydrocarbons to Third Parties
“Offsite Infrastructure Costs” means all costs and expenses incurred and attributable to Offsite Infrastructure.
“Oil and Gas Interest” means any oil, gas and/or mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest or other right to explore, develop or produce Hydrocarbons.
“Operator Ultimate Parent” means (a) with respect to EP Energy E&P Company, L.P., EP Energy Corporation and (b) with respect to any successor or assign of EP Energy E&P Company, L.P., the highest parent company that Controls such successor or assign.
“Option Period” has the meaning set forth in Section 7.1.
“Option Well” has the meaning set forth in Section 7.1.
“Option Well Notice” has the meaning set forth in Section 7.2.
“Parasequence” means the stratigraphic equivalent of the interval between 50 feet above and 50 feet below the applicable Effective Lateral.
“Partner” has the meaning set forth in the Preamble.
“Partner Indemnified Parties” has the meaning set forth in Section 12.2.
“Partner Monthly Revenue” has the meaning set forth in Section 5.2(a).
“Partner Package Transfer” has the meaning set forth in Section 8.1(a)(i).
“Partner Production” means the Entitlement in respect of Partner.
“Partner Qualified Cost Cap” has the meaning set forth in Section 4.3(a).

Appendix I - 12

“Partner Qualified Cost Cap Make-Up Amount” has the meaning set forth in Section 4.3(a).
“Partner Tag Interest” has the meaning set forth in Section 8.5(b).
“Partner Transaction Expenses” has the meaning set forth in Section 14.1.
“Partner Ultimate Parent” means Wolfcamp DrillCo LLC.
“Partner Well Location Change of Control” means any merger, consolidation, equity sale, amalgamation or similar business combination transaction (or series of transactions) (including the Transfer by Partner of Development Interests to an Affiliate and a subsequent sale of equity in such Affiliate) involving Partner or its Affiliates which results in any Person (other than a Party or any of its Affiliates) owning, directly or indirectly, more than 10% of Partner’s or its Affiliates’ Working Interest in any Farmout Wells or Elected Option Wells (if applicable), excluding any PUP Change in Control or any other transaction involving a Transfer of equity or other ownership interest in the Partner Ultimate Parent.
“Partner Working Interest Reduction Point” means, with respect to Partner’s Conveyed Interests (and any additional interest acquired by Partner pursuant to Section 3.4(e)) associated with a Well Group, the point of time at which Partner receives a 12% IRR with respect to such Well Group.
“Partner’s Representatives” has the meaning set forth in Section 2.1(c)(i).
“Party” and “Parties” have the meaning set forth in the Preamble.
“Permits” has the meaning set forth in Section 11.1(m).
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to (i) increase the aggregate Working Interest with respect to the Development Interests (A) in any Well Location as set forth in Exhibit A to an amount more that the Working Interest set forth in Exhibit A for such Well Location (without at least a corresponding increase in the associated Net Revenue Interest) or (B) in any Option Well as set forth in the applicable Option Well Notice to an amount more than the Working Interest set forth in the applicable Option Well Notice for such Option Well (without at least a corresponding increase in the associated Net Revenue Interest) or (ii) reduce the aggregate Net Revenue Interest with respect to the Development Interests (X) in any Well Location as set forth in Exhibit A to an amount less than the Net Revenue Interest set forth in Exhibit A for such Well Location or (Y) in any Option Well as set forth in the applicable Option Well Notice to an amount less than the Net Revenue Interest set forth in the applicable Option Well Notice for such Option Well (in each case, subject to the Fifth Amendment to the CDDU);

Appendix I - 13

(b)    Preferential Purchase Rights and required Consents to assignment and similar agreements;
(c)    liens for Taxes not yet due or delinquent;
(d)    Customary Post-Closing Consents;
(e)    conventional rights of reassignment to the extent not yet triggered;
(f)    all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Development Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Development Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Development Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;
(g)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;
(h)    decreases in the Net Revenue Interest of EP Energy with respect to any Well Location set forth in Exhibit A resulting from the establishment or amendment from and after the Execution Date of pools or units (to the extent permitted herein);
(i)    liens created under the JOAs or operating agreements or by operation of Law in respect of obligations that are not yet due;
(j)    any Encumbrance affecting the Development Interests that is discharged by EP Energy pursuant to the terms of this Agreement;
(k)    any matters referenced and set forth in Exhibit A, or Exhibit B and all litigation set forth in Schedule 11.1(g);
(l)    the terms and conditions of all contracts (including the Applicable Contracts, excluding the CDDU) if the net cumulative of such contracts do not operate to (i) increase the aggregate Working Interest with respect to the Development Interests (A) in any Well Location as set forth in Exhibit A to an amount more that the Working Interest set forth in Exhibit A for such Well Location (without at least a corresponding increase in the associated Net Revenue Interest) or (B) in any Option Well as set forth in the applicable Option Well Notice to an amount more than the Working Interest set forth in the applicable Option Well Notice for such Option Well (without at least a corresponding increase in the associated Net Revenue Interest) or (ii) reduce the aggregate Net Revenue Interest with respect to the

Appendix I - 14

Development Interests (X) in any Well Location as set forth in Exhibit A to an amount less than the Net Revenue Interest set forth in Exhibit A for such Well Location or (Y) in any Option Well as set forth in the applicable Option Well Notice to an amount less than the Net Revenue Interest set forth in the applicable Option Well Notice for such Option Well;
(m)     the terms and conditions of the CDDU; and
(n)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Development Interests that individually or in the aggregate (i) do not materially interfere with the operation or use of any of the Development Interests (as currently operated and used), and (ii) do not operate to (A) increase the aggregate Working Interest with respect to the Development Interests (1) in any Well Location as set forth in Exhibit A to an amount more that the Working Interest set forth in Exhibit A for such Well Location (without at least a corresponding increase in the associated Net Revenue Interest) or (2) in any Option Well as set forth in the applicable Option Well Notice to an amount more than the Working Interest set forth in the applicable Option Well Notice for such Option Well (without at least a corresponding increase in the associated Net Revenue Interest) or (B) reduce the aggregate Net Revenue Interest with respect to the Development Interests (X) in any Well Location as set forth in Exhibit A to an amount less than the Net Revenue Interest set forth in Exhibit A for such Well Location or (Y) in any Option Well as set forth in the applicable Option Well Notice to an amount less than the Net Revenue Interest set forth in the applicable Option Well Notice for such Option Well.
“Permitted Hedge Contract” has the meaning set forth in Section 3.12(a).
“Permitted Pledge” means, with respect to a Party, any financing or hedging; provided that (i) such Party will remain liable for all obligations relating to such encumbered Development Interests, (ii) such encumbrance shall be subject to the rights of the other Party under this Agreement and any Associated Agreement, including any security interest provided for herein or in the Associated Agreements, which shall be for the benefit of the other Party, and, (iii) for the avoidance of doubt, with respect to Partner, such encumbrance shall be subject to Partner’s obligation to pay (A) the Carried Costs, (B) if applicable, any Partner Qualified Cost Cap Make-Up Amount and (C) Partner’s share of the Well Costs, and EP Energy’s rights in and to such Farmout Wells or Elected Option Wells (as applicable) upon Reversion.
“Permitted Pledge Transfer” has the meaning set forth in Section 8.1(c).
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Preferential Purchase Right” has the meaning set forth in Section 11.1(j).
“Proposed Second Tranche Drilling Program” has the meaning set forth in Section 4.2(b).
“PUP Change In Control” has the meaning set forth in the definition of Change in Control.

Appendix I - 15

“Qualified Costs” means, with respect to any Farmout Well, (I) until the earlier of (i) the completion of the operations to Complete the Farmout Well for production and (ii) the permanent plug and abandonment of such Farmout Well, (a) all Well Costs incurred that are capital costs and expenses customarily set forth on a drilling and Completing AFE for such Farmout Well in similar form and substance as the form attached as Exhibit M (the “Representative AFE”), and (b) all capital costs and expenses related to such Well that are associated with (A) the drilling, testing, evaluating, fracture stimulating and Completing such Well through the wellsite separator, including costs of mobilizing and demobilizing drilling rigs to and from the well-site, (B) deepening, sidetracking and plugging back of such Well, (C) the plugging and abandonment of dry holes related to such Well, (D) permitting such Well and (E) reclamation and related costs relating to such Well (other than reclamation and related costs required to remediate contamination of air, groundwater, surface water, soil, sediments or other media) and (II) all capital costs and expenses related to the installation of pumping units for such Farmout Well, even if installed after the completion of the operations to Complete the Farmout Well for production; provided that “Qualified Costs” will not include Liabilities, losses, claims and damages associated with such activities or otherwise (including Liabilities arising under Section 4.3(b)), and related costs of investigation, litigation, arbitration, administrative proceedings, judgment, award and settlement (including court and arbitration costs and attorneys’ fees), (in each case) to the extent attributable to actual or claimed personal injury, illness or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), environmental damage or contamination, other torts, breach of contract, violation of Law (or private rights of action under any Law), casualty or condemnation.
“Qualifying Plan Criteria” means a drilling plan and budget (i) that includes at least 75 proposed Wells; and (ii) where Offsite Infrastructure exists to support the Wells proposed to be drilled thereunder or where EP Energy has a written plan to construct such Offsite Infrastructure and reasonably expects (in good faith) that such Offsite Infrastructure will be completed and online in accordance with the timing set forth in the Proposed Second Tranche Drilling Program.
“Quarterly Meeting” has the meaning set forth in Section 4.2(g)(i).
“RCRA” has the meaning set forth in the definition of Environmental Laws.
“Records” means, to the extent in EP Energy’s or its Affiliates’ possession or EP Energy or any of its Affiliates has access to such information:
(a)    a list of all Persons purchasing Hydrocarbons produced from the Farmout Wells or Elected Option Wells;
(b)    all title documentation, title opinions, leases, contracts, permits and authorizations;
(c)    evidence of payment to any Persons performing Development Operations;
(d)    all environmental and regulatory information, reports, records or data applicable to the Leases or the Development Operations;

Appendix I - 16

(e)    information required for Partner to generate annual audited GAAP financial statements; and
(f)    information required for Partner to prepare and file applicable Tax Returns.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
“Renewal Costs” has the meaning set forth in Section 3.5(a).
“Representative AFE” has the meaning set forth in the definition of Qualified Costs.
“Required Plan Terms” means at least the following information for the Wells proposed to be drilled in the Proposed Second Tranche Drilling Program, as applicable:
(a)    an estimated type curve for each area to be drilled (with reasonable supporting documentation supporting such estimated type curve(s));
(b)    a list of the number of proposed Wells, including: (i) expected Well Location and Target Bench for each proposed Well; (ii) the Working Interest and Net Revenue Interest of all parties for each proposed Well (based on a 100% of the Working Interest in the Development Interests for each such Well); (iii) anticipated spud, drilling and online dates; and (iv) target lateral length and anticipated Completion design for each proposed Well;
(c)    the AFE cost estimate for each proposed Well, based on a 100% of the Working Interest in the Development Interests for each such Well (together with a proposed adjustment for changes in Completed lateral length or Completion design);
(d)    drainage and spacing plans for the field or fields related to the Development Interests to be developed, which will include minimum well spacing tolerances;
(e)    any Third Party Rights associated with the proposed Wells;
(f)    any operations EP Energy reasonably expects to be conducted related to the Leases which are not Development Operations (e.g., midstream infrastructure downstream of the Well, including construction of Offsite Infrastructure);
(g)    a summary of selected production data from certain wells in the Midland Basin designated by EP Energy that, determined in EP Energy’s sole discretion, supports the proposed Development Operations;
(h)    a description of all long-term service or midstream commitments relating to or affecting the proposed Wells, including Hydrocarbon purchase contracts and dedications; and

Appendix I - 17

(i)    other information reasonably required by Partner to make an informed investment decision as to the proposed Development Operations, which will include, if applicable, proposed marketing plans.
“Residual EP Energy Working Interest Share” means an undivided 85% of the Development Interests. The Residual EP Energy Working Interest Share shall bear the impact of the after payout rights or other similar interests held by any other Person as of the Execution Date (including the interest held by Lone Star Production Company under Lone Star Letter Agreement).
“Residual Partner Working Interest Share” means an undivided 15% of the Development Interests. The Residual Partner Working Interest Share will not bear the impact of the after payout rights or other similar interests held by any other Person as of the Execution Date (including the interest held by Lone Star Production Company under Lone Star Letter Agreement).
“Residual Working Interest Share” means (a) with respect to EP Energy, the Residual EP Energy Working Interest Share, and (b) with respect to Partner, the Residual Partner Working Interest Share.
“Retained Environmental Conditions” has the meaning set forth in Section 2.1(b)(iii).
“Reversion” has the meaning set forth in Section 2.5(a).
“ROFO Holder” has the meaning set forth in Section 8.2(a).
“ROFO Notice” has the meaning set forth in Section 8.2(a).
“ROFO Offer” has the meaning set forth in Section 8.2(a).
“ROFO Offer Letter” has the meaning set forth in Section 8.2(a).
“ROFO Offer Period” has the meaning set forth in Section 8.2(a).
“ROFO Offered Price” has the meaning set forth in Section 8.2(a).
“Schedule Amendment Deadline” has the meaning set forth in Section 11.3.
“Second Tranche” means the Farmout Wells included in the Second Tranche Drilling Program, as such program may be amended as permitted pursuant to this Agreement.
“Second Tranche Approval Deadline” has the meaning set forth in Section 4.2(c).
“Second Tranche Drilling Program” has the meaning set forth in Section 4.2(c).
“Second Tranche Tax Partnership” has the meaning set forth in Section 9.1.
“Services” has the meaning set forth in Section 3.11(a).

Appendix I - 18

“Specified Representations” means the representations and warranties provided in Sections 11.1(a), 11.1(b), 11.1(c), 11.1(e), 11.1(f), 11.1(k), 11.1(o), 11.1(p), 11.2(a), 11.2(b), 11.2(c), 11.2(e), 11.2(h), 11.2(i), and 11.2(j).
“Specified Well” means the University 1-12-NH well located in Reagan County with API number 38339739.
“Subsequent Tax Partnership” has the meaning set forth in Section 9.1.
“Tag Along Sale” has the meaning set forth in Section 8.5(b).
“Tag Assets” has the meaning set forth in Section 8.5(a).
“Target Bench” means, with respect to any Farmout Well or Elected Option Well, the Bench set forth in the applicable Approved Drilling Program or the Option Well Notice for such Farmout Well or Elected Option Well, as applicable.
“Tax Partnership Account” means any deposit account identified as held for the benefit of, and treated as being an asset of, the First Tranche Tax Partnership, the Second Tranche Tax Partnership or any Subsequent Tax Partnership (as applicable), with all interest accruing thereto reportable, directly or indirectly, under the First Tranche Tax Partnership’s, the Second Tranche Tax Partnership’s or such Subsequent Tax Partnership’s (as applicable) taxpayer identification number.
“Tax Partnership Agreement” has the meaning set forth in Section 9.1.
“Tax Purposes” has the meaning set forth in Section 9.1.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes, or other governmental fees or charges in the nature of a tax imposed by any Governmental Authority, including any interest, penalties, or additional amounts that may be imposed with respect thereto.
“Termination Date” has the meaning set forth in Section 10.1.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 12.7(b).
“Third Party JOA” has the meaning set forth in Section 3.4(a).
“Third Party Right” has the meaning set forth in Section 3.13(a).

Appendix I - 19

“Total Amount in Default” means, as of any time, the following amounts: (a) the amounts that the Defaulting Party has failed to pay under the terms of this Agreement and the Associated Agreements as of such time; (b) all attorneys’ fees and other costs sustained in the collection of amounts owed by the Defaulting Party and (c) any interest at the Agreed Rate accrued on amounts set forth in clause (a) from the date such amounts are due by the Defaulting Party until such amounts are paid in full by or on behalf of the Defaulting Party.
“Transfer” means any legal or beneficial sale, assignment, Farmout, pledge, encumbrance or other disposition of all or any part of the Development Interests or Well Locations or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of the Development Interests or Well Locations, but will not mean or include any pledge or encumbrance created solely by a Party’s execution of a JOA, a Permitted Pledge, a Permitted Pledge Transfer, a Change in Control or the effect of any non-consent provision contained in a JOA.
“Transfer Notice” has the meaning set forth in Section 8.5(a).
“Transferor” has the meaning set forth in Section 8.2(a).
“Transferor Acceptance” has the meaning set forth in Section 8.2(b).
“Transferor Acceptance Period” has the meaning set forth in Section 8.2(b).
“Well” means any oil and gas well located on the Leases or lands pooled therewith.
“Well Costs” means costs and expenses incurred in the conduct of Development Operations for the drilling and Completion of a Well, and all other fees, costs and expenses chargeable to the Parties under this Agreement or any Associated Agreement, but excluding all Offsite Infrastructure Costs.
“Well Group” means, (a) for the First Tranche Drilling Program, the First Tranche (together with any applicable Additional Wells for which Partner has elected to participate), and (b) for the Second Tranche Drilling Program, the Second Tranche (together with any applicable Additional Wells for which Partner has elected to participate).
“Well Locations” means, collectively, all well locations set forth on Exhibit A and those set forth on the Second Tranche Drilling Program (if any) and each such well location, individually, a “Well Location”.
“Wellhead Equipment” has the meaning set forth in Section 2.3.
“Working Interest” means the percentage interest in and to each wellbore and associated Lease and Wellhead Equipment rights that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Development Interest, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of, production therefrom.

Appendix I - 20

Appendix I - 21

Exhibit K
Services

1.
Provide reasonable assistance associated with the procurement and maintenance of a customary borrowing base facility, including delivery to any lenders thereto of any required reserve reports, required title evidence of Partner’s title to the Farmout Wells or Elected Option Wells (as applicable), perfecting any mortgages or other security interests and assist in the performance of reporting requirements under the borrowing base facility.

2.
Use commercially reasonable efforts to assist Partner in the sale of Partner’s interest in the Farmout Wells or Elected Option Wells (as applicable), including the provision of information in EP Energy’s possession in its existing format that is reasonably requested by Partner and would customarily be required by a prudent purchaser to assess such interest of Partner.

Exhibit K - 1

Schedule 3.2
Reports
Quarterly Reports:
(i)    status reports on the Approved Drilling Programs;
(ii)    copies of all plugging reports;
(iii)    a statement reflecting (on a Well-by-Well basis) the Well Costs, Qualified Costs and Carried Costs paid by or for Partner, for each Well Group;
(iv)    a report reflecting a comparison, on a Well-by-Well basis, of (A) the AFE cost estimate for a Well Group (including a summary of any changes to the initial cost estimate pursuant to Section 4.2(g)) and (B) the amount of Well Costs actually incurred for such Well Group through such Calendar Quarter; and
(v)    upon Partner’s request, copies of any material non-public correspondence between EP Energy and any Governmental Authority, including copies of all material non-public reports provided to any Governmental Authority.
Monthly Reports:
(i)    a comparison of AFEs issued for any Farmout Well or Elected Option Well, as applicable, and the actual Well Costs incurred by EP Energy during the previous Calendar Month;
(ii)    updated daily production to the extent related to the Farmout Wells or Elected Option Wells;
(iii)    a good faith estimate of the anticipated Well Costs for each Well Group for the next Calendar Month;
(iv)    lease operating statements for the previous Calendar Month, including a consolidated lease operating statement for all Development Operations; and
(v)    a drilling status report, including for each Well: township, section and range; the spud date, online and Completion dates; the Target Bench; and Completed lateral length.

Schedule 3.2 - 1